Table of Contents

As filed with the U.S. Securities and Exchange Commission on December 11, 2019

Registration No. 333-234712

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Aethlon Medical, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	3826	13-3632859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9635 Granite Ridge Drive, Suite 100
San Diego, California 92123

(858) 459-7800

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

James B. Frakes
9635 Granite Ridge Drive, Suite 100
San Diego, California 92123
(858) 459-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie Robinson Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	John J. Hart Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee (6)
Common Stock, $0.001 par value per share (3)(4)	$5,750,000
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof(3)(4)	$5,750,000
Warrants to purchase common stock and shares of common stock issuable upon exercise thereof(3)	$5,750,000
Underwriter warrants to purchase shares of common stock and common stock issuable upon exercise thereof (3)(5)	$215,625
Total	$11,715,625	$1,520.69

(1)	Includes additional shares and common warrants that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.
(4)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,750,000.
(5)	Represents warrants issuable to the underwriter or its designees to purchase a number of shares of common stock equal to 3% of the number of shares of common stock and pre-funded warrants being offered at an exercise price equal to 125% of the public offering price. See "Underwriting."
(6)	Of this amount, $774.34 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated December 11, 2019.

PRELIMINARY PROSPECTUS

1,901,140 Shares of Common Stock
Pre-Funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase up to 1,901,140 Shares of Common Stock

We are offering 1,901,140 shares of our common stock and accompanying common warrants to purchase an aggregate of 1,901,140 shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the common warrants). We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering or if the purchaser shall otherwise elect, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock or as such purchaser shall otherwise elect. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and the accompanying common warrant will be equal to the price at which one share of common stock and the accompanying common warrant are sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. Each share of common stock and pre-funded warrant, respectively, is being sold together with one common warrant to purchase one share of our common stock at an exercise price of $____ per share. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue one common warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold. The common warrants will be exercisable immediately and will expire five years from the date of issuance. The shares of common stock and pre-funded warrants, and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Our common stock is listed on the Nasdaq Capital Market under the symbol “AEMD”. On December 6, 2019, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $2.63 per share. The public offering price per share of common stock and accompanying common warrant and any pre-funded warrant and any accompanying common warrant, as the case may be, will be determined through negotiation between us and the underwriters at the time of pricing, may be at a discount to the current market price, and the recent market price used throughout this prospectus may not be indicative of the final public offering price. There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants or common warrants on any national securities exchange.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus as well as in the documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre- Funded Warrant	Per Common Warrant	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)(2)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

_________________

(1)	The underwriters will receive a reduced underwriting discount in respect to securities sold to certain investors identified by us, if such investors participate in this offering.
(2)	In addition, we have agreed to pay the representative of the underwriters a management fee equal to 1% of the gross proceeds of the offering, to reimburse certain expenses of the representative in connection with this offering, and to issue to the representative warrants to purchase shares of common stock equal to 3% of the shares (including shares underlying the pre-funded warrants) issued in this offering. See the section entitled “Underwriting” for additional description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to 285,171 additional shares of common stock and/or common warrants to purchase up to 285,171 shares of common stock (equal to 15% of the number of shares of common stock (including the number of shares of common stock underlying the pre-funded warrants) and/or 15% of the common warrants offered hereby), in any combination thereof, from us at the public offering price per share or public offering price per common warrant, less the underwriting discount, for a period of 45 days from the date of this prospectus.

The underwriters expect to deliver the shares of common stock, pre-funded warrants and common warrants against payment in New York, New York on or about                    , 2019.

H.C. Wainwright & Co.

Prospectus dated                 , 2019.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common stock.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Aethlon Medical,” “the Company,” “we,” “us” and “our” refer to Aethlon Medical, Inc.

Aethlon Medical

Aethlon Medical, Inc. is a medical device technology company focused on developing products to diagnose and treat life and organ threatening diseases. The Aethlon Hemopurifier® is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier® depletes the presence of circulating tumor-derived exosomes, which are small membrane bound particles produced by cells that promote immune suppression, seed the spread of metastasis and inhibit the benefit of leading cancer therapies. The U.S. Food and Drug Administration, or FDA, has designated the Hemopurifier® as a “Breakthrough Device” for two independent indications:

•	the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease; and

•	the treatment of life-threatening viruses that are not addressed with approved therapies.

We believe the Hemopurifier® can be a substantial advance in the treatment of patients with advanced and metastatic cancer through the clearance of exosomes that promote the growth and spread of tumors through multiple mechanisms. We are currently preparing for the initiation of clinical trials in patients with advanced and metastatic cancers. We are initially focused on the treatment of solid tumors, including head and neck cancer, gastrointestinal cancers and other cancers.

In October 2019, the FDA approved our Investigational Device Exemption, or IDE, application to initiate an Early Feasibility Study, or EFS, of the Hemopurifier® in patients with head and neck cancer in combination with standard of care pembrolizumab (Keytruda®). The primary endpoint for the EFS, which will enroll 10 to 12 subjects at a single center, will be safety, with secondary endpoints including measures of exosome clearance and characterization, as well as response and survival rates. The IDE approval is subject to FDA approval of Informed Consent documents from the trial site.

We also believe the Hemopurifier® can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses, or viruses with sugar substituted membranes, that are not addressed with an already approved treatment. In individual cases or small early feasibility human studies, the Hemopurifier® has been used to treat individuals infected with HIV, hepatitis-C, and Ebola. Additionally, in vitro, the Hemopurifier® has been demonstrated to capture Zika virus, Lassa virus, MERS-CoV, cytomegalovirus, Epstein-Barr virus, Herpes simplex virus, Chikungunya virus, Dengue virus, West Nile virus, smallpox-related viruses, H1N1 swine flu virus, H5N1 bird flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these studies were conducted in collaboration with leading government or non-government research institutes.

We are also the majority owner of Exosome Sciences, Inc., or ESI, a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s activities is the advancement of a TauSome™ biomarker candidate to diagnose chronic traumatic encephalopathy, or CTE, in the living. ESI previously documented TauSome levels in former NFL players to be nine times higher than same age-group control subjects. Through ESI, we are also developing exosome based biomarkers in patients with, or at risk for, a number of cancers. We consolidate ESI’s activities in our consolidated financial statements.

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We also recently announced the execution of a cross-licensing and development agreement with SeaStar Medical, Inc., which will be focused on co-development of our Hemopurifier® cartridge with SeaStar’s proprietary cartridges. This collaboration may allow the deployment of the Hemopurifier® into settings that lack dialysis infrastructure, such as chemotherapy infusion centers and field operations for life threatening viral epidemics.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we plan to sell the Hemopurifier®. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier® treatment technology.

The Mechanism of the Hemopurifier®

The Aethlon Hemopurifier® is an affinity hemofiltration device designed for the single-use removal of exosomes and life-threatening viruses from the human circulatory system. In the United States, the Hemopurifier® is classified as a combination product whose regulatory jurisdiction is The Center for Devices and Radiological Health, or CDRH, the branch of FDA responsible for the premarket approval of all medical devices.

In application, our Hemopurifier® can be used on the established infrastructure of continuous renal replacement therapy, or CRRT, and dialysis instruments located in hospitals and clinics worldwide. It could also potentially be developed as part of a proprietary closed system with its own pump and tubing set, negating the requirement for dialysis infrastructure. Incorporated within the Hemopurifier® is a protein called a lectin that binds to a glycosylated, or sugar substituted, membrane which exosomes and most infectious viruses share.

The Hemopurifier® – Clinical Trials in Viral Infections

The initial development of the Hemopurifier was focused on viral infections. Initial trials were conducted overseas on dialysis patients with hepatitis C virus, or HCV, with a subsequent Early Feasibility Study conducted in the U.S. under an FDA approved Investigational Device Exemption, or IDE.

In March 2017, we concluded a study under an FDA-approved IDE in end stage renal disease patients on dialysis who were infected with HCV. The study was conducted at DaVita MedCenter Dialysis in Houston, Texas. We reported that there were no device-related adverse events in enrolled subjects who met the study inclusion-exclusion criteria. We also reported an average capture of 154 million copies of HCV (in International Units, I.U.) within the Hemopurifier® during four-hour treatments. Prior to this approval, we collected supporting Hemopurifier® data through investigational human studies conducted overseas.

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The Hemopurifier® – Clinical Trials Conducted Overseas in Viral Infections

Ebola Virus

In December 2014, Time Magazine named the Hemopurifier® a “Top 25 Invention” as the result of treating an Ebola-infected physician at Frankfurt University Hospital in Germany. The physician was comatose with multiple organ failure at the time of treatment with the Hemopurifier®. At the American Society of Nephrology Annual Meeting, Dr. Helmut Geiger, Chief of Nephrology at Frankfurt University Hospital reported that the patient received a single 6.5 hour Hemopurifier® treatment. Prior to treatment, viral load was measured at 400,000 copies/mL. Post-treatment viral load reported to be at 1,000 copies/mL. Dr. Geiger also reported that 242 million copies of Ebola virus were captured within the Hemopurifier® during treatment. The patient ultimately made a full recovery. Based on this experience, the Company filed an Expanded Access protocol with the FDA to treat Ebola virus infected patients in up to ten centers in the U.S. and a corresponding protocol was approved by HealthCanada. These protocols remain open allowing Hemopurifier treatment to be offered to patients presenting for care in both countries. In 2018, we applied for and were granted a Breakthrough Designation by the FDA “… for the treatment of life-threatening viruses that are not addressed with approved therapies.”

Hepatitis C Virus, or HCV

Prior to FDA approval of the IDE feasibility study, we conducted investigational HCV treatment studies at the Apollo Hospital, Fortis Hospital and the Medanta Medicity Institute in India. In the Medanta Medicity Institute study, 12 HCV-infected individuals were enrolled to receive three six-hour Hemopurifier® treatments during the first three days of a 48-week peginterferon+ribavirin treatment regimen. The study was conducted under the leadership of Dr. Vijay Kher. Dr. Kher’s staff reported that Hemopurifier® therapy was well tolerated and without device-related adverse events in the 12 treated patients.

Of these 12 patients, ten completed the Hemopurifier®-peginterferon+ribavirin treatment protocol, including eight genotype-1 patients and two genotype-3 patients. Eight of the ten patients achieved a sustained virologic response, which is the clinical definition of treatment cure and is defined as undetectable HCV in the blood 24 weeks after the completion of the 48-week peginterferon+ribavirin drug regimen. Both genotype-3 patients achieved a sustained virologic response, while six of the eight genotype-1 patients achieved a sustained virologic response, which defines a cure of the infection.

Hemopurifier® - Human Immunodeficiency Virus, or HIV

In addition to treating Ebola and HCV-infected individuals, we also conducted a single proof-of-principle treatment study at the Sigma New Life Hospital in an AIDS patient who was not being administered HIV antiviral drugs. In the study, viral load was reduced by 93% as the result of 12 Hemopurifier® treatments, each four hours in duration, that were administered over the course of one month.

The Hemopurifier in Cancer

While hepatitis C is no longer a major commercial opportunity in developed markets due to the wide availability of curative, oral direct acting anti-viral agents, or DAAs, we continue to investigate potential viral targets for the Hemopurifier. Recently, however, our primary focus has been on the evaluation of the Hemopurifier in cancer, where we have shown in non-clinical studies that it is capable of clearing exosomes, which are subcellular particles that are secreted by both normal and malignant cells. Tumor derived exosomes, or TEX, have been shown in multiple laboratories to be critical components in the progression of cancers. They can mediate resistance to chemotherapy, resistance to targeted agents such as trastuzumab (Herceptin), metastasis and resistance to the newer immuno-oncology agents such as pembrolizumab (Keytruda). Based on these observations and data, in November 2019 the FDA granted us a second Breakthrough Designation “…for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease.”

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In June 2019, we met with the FDA in Bethesda, Maryland to discuss the development program for the Hemopurifier in cancer. Following this meeting, in September 2019, we filed an IDE to support initiating an Early Feasibility Study, or EFS, to investigate the Hemopurifier in patients with advanced and/or metastatic squamous cell carcinoma of the head and neck in combination with pembrolizumab (Keytruda) which was recently approved in the front line setting. The IDE was approved on October 4, 2019, subject to final FDA review of the Informed Consent Form for the study. We are now preparing to initiate the trial, which will enroll 10 to 12 subjects at a single major cancer center in the U.S. Endpoints for the trial will include safety, clearance and characterization of cleared exosomes and clinical tumor response and survival.

Exosome Sciences, Inc. – Majority Owned Biomarker Discovery Company

We are the majority owner of Exosome Sciences, Inc., or ESI, a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening disease conditions that may be current or future therapeutic targets for Aethlon Medical. At present, the priority of ESI is directed toward exosomal biomarkers to diagnose and monitor cancer and neurological disorders.

Since it began operations in 2013, ESI researchers disclosed the discovery of an exosomal biomarker that may be associated with neurodegenerative diseases that involve the abnormal accumulation of tau protein in the brain. These diseases, known as tauopathies, are a family of 21 different neurological disorders that include Alzheimer disease and chronic traumatic encephalopathy or CTE. Related to CTE, the ESI team was invited to participate in an NIH-funded research study with The Boston University CTE Center. In the study, ESI researchers investigated an exosomal tau biomarker, or TauSome, as a candidate to diagnose and monitor CTE in living individuals. At present, CTE can only be diagnosed through post-mortem brain autopsy.

The results of the study indicated that TauSome levels in blood of former professional American football players (a high CTE risk group) were significantly higher as compared to same-age group control subjects who did not participate in activities that involved repetitive head trauma. Additionally, high TauSome levels also correlated with poor performance in cognitive decline testing. These results were published in an article entitled “Preliminary Study of Plasma Exosomal Tau as a Potential Biomarker for Chronic Traumatic Encephalopathy” in the Journal of Alzheimer’s Disease on April 12, 2016.

To further validate these observations, ESI has initiated a follow-on study to evaluate TauSome levels in up to 200 former professional football players and control subjects. If fully enrolled, the study would be the largest study to date related to the advancement of a candidate biomarker to diagnose and monitor CTE in the living. Enrollment of study participants began in March 2018 at the Translational Genomics Research Institute, or TGE, in Phoenix, AZ. Kendall Van Keuren-Jensen, Ph.D., Co-Director of TGEN’s Center for Noninvasive Diagnostics is the principal investigator at this site location. Dr. Van Keuren-Jensen is a neurodegenerative disease thought leader whose research includes discovery and detection of biomarkers for central nervous system disorders. Additional site locations are anticipated.

In September 2019, we announced that ESI had entered into a collaboration with the Hoag Hospital Presbyterian in Newport Beach, California to identify and characterize potential early disease markers for cancer diagnostics, cancer progression and treatment resistance. The Principal Investigator on this study is Michael Demeure, M.D., program director of Precision Medicine at Hoag. Samples from patients at Hoag will be analyzed by ESI scientists to identify and characterize exosomal “liquid biopsy” markers of cancer incidence and progression.

We believe that our recently announced NCI-SBIR Phase II contract to develop a benchtop instrument to isolate and characterize exosomes could substantially expand the capabilities of the ESI programs.

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Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•	We have incurred significant operating losses since our inception and have not generated any revenue. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability.
•	Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to delay, reduce or eliminate our research or device development programs or any future commercialization efforts.
•	To achieve the levels of production necessary to commercialize our Hemopurifier® and any other future products, we will need to secure large-scale manufacturing agreements with contract manufacturers which comply with good manufacturing practice standards and other standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use. We have limited experience coordinating and overseeing the manufacture of medical device products on a large-scale.
•	Our Hemopurifier® product may be made unmarketable prior to commercialization by us by new scientific or technological developments by others with new treatment modalities that are more efficacious and/or more economical than our products. Any one of our competitors could develop a more effective product which would render our technology obsolete.
•	Our Hemopurifier® product is subject to extensive government regulations related to development, testing, manufacturing and commercialization in the U.S. and other countries. If we fail to comply with these extensive regulations of the U.S. and foreign agencies, the commercialization of our products could be delayed or prevented entirely.
•	As a public company with limited financial resources undertaking the launch of new medical technologies, we may have difficulty attracting and retaining executive management and directors.
•	We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time.
•	Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.
•	Our business prospects will depend on our ability to complete studies, clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our Hemopurifier® product candidate. Delays in successfully completing the clinical trials could jeopardize our ability to obtain regulatory approval.
•	If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

Corporate and Other Information

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop Equities, Inc., a publicly traded Nevada corporation, completed an Agreement and Plan of Reorganization structured to result in Bishop Equities, Inc.’s acquisition of all of the outstanding common stock of Aethlon, Inc. and Hemex, Inc. Under the plan’s terms, Bishop Equities, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop Equities, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop Equities, Inc. was renamed Aethlon Medical, Inc. In 2009, we formed ESI, which today is a majority-owned subsidiary of the Company focused on identifying and monitoring neurological conditions and cancer. We commenced operations of ESI in 2013.

Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800.

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The Offering

Common stock offered by us	1,901,140 shares, assuming the sale of our common stock at an assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on December 6, 2019, and no sale of any pre-funded warrants.

Pre-funded warrants offered by us	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or if the purchaser shall otherwise elect, the opportunity to purchase, if such purchasers so choose, pre-funded warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock or as such purchaser shall otherwise elect. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and the accompanying common warrant will equal the price at which the share of common stock and the accompanying common warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Common warrants offered by us	Common warrants to purchase up to an aggregate of 1,901,140 shares of our common stock. Each share of our common stock and each pre-funded warrant to purchase one share of our common stock is being sold together with a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $___ per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of common stock and pre-funded warrants, and the accompanying common warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Underwriters’ option to purchase additional securities granted by us	Up to 285,171 additional shares of common stock and/or common warrants to purchase up to 285,171 shares of common stock, in any combination thereof.

Common stock to be outstanding immediately after this offering

3,238,399 shares (assuming the sale of 1,901,140 shares of our common stock at an assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on December 6, 2019, and no sale of any pre-funded warrants and no exercise of the underwriter’s option to purchase additional securities).

Use of proceeds	We intend to use approximately $700,000 of the net proceeds from this offering in connection with the currently planned clinical trials for the Hemopurifier over the next 12 months, with the remainder for working capital and other general corporate purposes. These expectations are subject to change.

See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock, pre-funded warrants and common warrants.

Nasdaq Capital Market symbol	“AEMD”. We do not intend to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system.

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The number of shares of our common stock to be outstanding after this offering is based on 1,337,259 shares of common stock outstanding as of September 30, 2019, and excludes:

•	51,124 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $44.12 per share;

•	323,242 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $38.26 per share; and

•	11,854 additional shares of common stock reserved for future issuance under our stock incentive plans.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

•	no exercise of the outstanding options or warrants described above;

•	no exercise of the common warrants issued in this offering;

•	no exercise of the underwriter warrants issued in this offering;

•	no sale of any pre-funded warrants in this offering; and

•	no exercise by the underwriters of their option to purchase up to an additional 285,171 shares of common stock and/or common warrants to purchase up to 285,171 shares of common stock, in any combination thereof, from us in this offering.

Summary Financial Data

The following tables set forth a summary of our financial data as of, and for the periods ended on, the dates indicated. We have derived the selected statements of operations data for the years ended March 31, 2019 and 2018 and the balance sheets data as of March 31, 2019 and 2018 appearing in our Annual Report on Form 10-K for the year ended March 31, 2019, which is incorporated by reference herein. The statements of operations data for the six months ended September 30, 2019 and 2018 and the summary balance sheets data as of September 30, 2019 have been derived from our unaudited interim condensed financial statements appearing in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which is incorporated by reference herein. In our opinion, this unaudited interim condensed financial data has been prepared on a basis consistent with our audited financial statements and contains all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. The selected financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus. You should read the selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein. Our historical results are not necessarily indicative of the results to be expected for any other period in the future and results of interim periods are not necessarily indicative of the results for the entire year.

On October 14, 2019, the Company’s stockholders and board of directors approved a 1-for-15 reverse split, or Reverse Split, of shares of the Company’s common stock. The Reverse Split was effective as of October 14, 2019.  The par value and authorized shares of common stock were not adjusted as a result of the Reverse Split. All of the share and per share information included in the information set forth below has been adjusted to reflect the Reverse Split.

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	Years Ended March 31,		Six Months Ended September 30,
	2019	2018	2019	2018
			(Unaudited)
Statements of Operations Data:
Revenues
Government contract revenue	$229,625	$149,625	$30,000	$149,625

Operating expenses:
Professional fees	2,192,048	1,553,204	1,369,915	852,479
Payroll and related expenses	3,083,116	2,634,937	1,203,521	1,274,844
General and administrative	953,478	792,600	724,955	466,528
Total operating expenses	6,228,642	4,980,741	3,298,391	2,593,851
Operating loss	(5,999,017)	(4,831,116)	(3,268,391)	(2,444,226)
Other expense, net	220,487	868,721	505,520	110,210
Net loss before noncontrolling interests	(6,219,504)	(5,699,837)	(3,773,911)	(2,554,436)
Loss attributable to noncontrolling interests	(24,785)	(20,279)	(2,450)	(14,864)
Net loss attributable to common stockholders(1)	$(6,194,719)	$(5,679,558)	$(3,771,461)	$(2,539,572)
Net loss per share, basic and diluted(1)	$(5.13)	$(6.92)	$(2.91)	$(2.14)
Shares used in computing net loss per share, basic and diluted(1)	1,208,314	821,138	1,294,206	1,184,795

_________________

(1)       See Note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein, for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

	As of September 30, 2019
	Actual	As Adjusted(1)(2)
	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$785,658	$5,055,658
Working capital(3)	(268,824)	4,001,176
Total assets	1,281,790	5,551,790
Accumulated deficit	(109,423,894)	(109,423,894)
Total stockholders’ equity	$20,672	$4,290,672

_________________

(1)	The as adjusted column reflects the receipt of the net proceeds from the sale of 1,901,140 shares of our common stock by us in this offering at the assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Each $0.50 increase or decrease in the assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, would increase or decrease, respectively, the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $875,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 100,000 share increase or decrease in the number of shares we are offering would increase or decrease, respectively, the amount of cash and cash equivalents, working capital, total assets and stockholders’ equity by approximately $245,000, assuming the assumed public offering price per share, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. The as adjusted information is illustrative only, and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(3)	We define working capital as current assets less current liabilities. See our financial statements and related notes in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein, for further details regarding our current assets and liabilities.

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RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk. Before investing in our common stock, pre-funded warrants, and accompanying common warrants, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See “Special Note Regarding Forward-Looking Statements.”

Risks Relating to Our Financial Position and Need for Additional Capital

We have incurred significant losses and expect to continue to incur losses for the foreseeable future following this offering.

We have never been profitable. We have generated revenues during the fiscal years ended March 31, 2019 and March 31, 2018, in the amounts of $229,625, and $149,625, respectively, primarily from our contracts with the NIH. Our revenues, from research grants, continue to be insufficient to cover our cost of operations. We cannot be assured when, if at all, we will be able to enter into future government contracts beyond our current contract with the NIH. Future profitability, if any, will require the successful commercialization of our Hemopurifier® technology, other products that may emerge from our potential diagnostic products or from additional government contract or grant income. We may not be able to successfully commercialize one or more of our products, and even if commercialization is successful, we may never be profitable.

Even if this offering is successful, we will require additional financing to sustain our operations.

We will require significant additional financing for our operations and for expected additional future clinical trials in the U.S., as well as to fund all of our continued research and development activities for the Hemopurifier® and other future products. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. If the financing we may require to sustain our working capital needs be unavailable to us on reasonable terms, or at all, we may be unable to support our research and FDA clearance activities, including our planned clinical trials. The failure to implement our research and clearance activities would have a material adverse effect on our ability to commercialize our products or continue our business.

Even if this offering is successful, we also will need to raise additional funds through debt or equity financings to achieve our business objectives and to satisfy our cash obligations, which may dilute the ownership of our existing stockholders.

We will need to raise additional funds through debt and/or equity financings in order to complete our ultimate business objectives, including funding working capital to support development and regulatory clearance of our products. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital and to strengthen our financial position. Any sales of additional equity or convertible debt securities could result in dilution of the equity interests of our existing stockholders, which could be substantial. Also, new investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our Board of Directors.

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Risks Related to Our Business Operations

Delays in successfully completing our planned clinical trials could jeopardize our ability to obtain regulatory approval.

Our business prospects will depend on our ability to complete studies, clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our Hemopurifier® product candidate. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	slow patient enrollment;
•	serious adverse events related to our medical device candidates;
•	unsatisfactory results of any clinical trial;
•	the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules;
•	different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results; and
•	difficulty in conducting trials abroad where necessary.

Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

We have not received, and may never receive, approval from the FDA or foreign regulatory approval, to market a medical device in the United States or abroad.

Before a new medical device can be marketed in the U.S., it must first receive either premarket approval, or a PMA, or 510(k) clearance from the FDA, unless an exemption applies. A PMA submission, which is a higher standard than a 510(k) clearance, is used to demonstrate to the FDA that a new or modified device is safe and effective. The 510(k) is used to demonstrate that a device is “substantially equivalent” to a predicate device (one that has been cleared by the FDA). We expect that any product we seek regulatory approval for will require a PMA. The FDA approval process involves, among other things, successfully completing clinical trials and filing for and obtaining a PMA. The PMA process requires us to prove the safety and effectiveness of our products to the FDA’s satisfaction. This process, which includes preclinical studies and clinical trials, can take many years and requires the expenditure of substantial resources and may include post-marketing surveillance to establish the safety and efficacy of the product. Notwithstanding the effort and expense incurred, the process may never result in the FDA granting a PMA. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in governmental policies for medical devices during the period of product development. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	our inability to demonstrate safety or effectiveness to the FDA’s satisfaction;
•	insufficient data from our preclinical studies and clinical trials to support approval;
•	failure of the facilities of our third-party manufacturer or suppliers to meet applicable requirements;
•	inadequate compliance with preclinical, clinical or other regulations;
•	our failure to meet the FDA’s statistical requirements for approval; and
•	changes in the FDA’s approval policies, or the adoption of new regulations that require additional data or additional clinical studies.

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Modifications to products that are approved through a PMA application generally need FDA approval. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The FDA’s 510(k) clearance process usually takes from three to 12 months, but may last longer. The process of obtaining a PMA is much costlier and more uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA until an approval is obtained. Any of our products considered to be a class III device, which are considered to pose the greatest risk and the approval of which is governed by the strictest guidelines, will require the submission and approval of a PMA in order for us to market it in the U.S. We also may design new products in the future that could require the clearance of a 510(k).

Although we have received approval to proceed with clinical trials in the U.S. under the investigational device exemption, the current approval from the FDA to proceed could be revoked, the study could be unsuccessful, or the FDA PMA approval may not be obtained or could be revoked. Even if we obtain approval, the FDA or other regulatory authorities may require expensive or burdensome post-market testing or controls. Any delay in, or failure to receive or maintain, clearance or approval for our future products could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some physicians from using our products and adversely affect our reputation and the perceived safety and efficacy of our products.

We face intense competition in the medical device industry.

We compete with numerous U.S. and foreign companies in the medical device industry, and many of our competitors have greater financial, personnel, operational and research and development resources than we do. We believe that because the field of exosome research is burgeoning, multiple competitors are or will be developing competing technologies to address exosomes in cancer. Progress is constant in the treatment and prevention of viral diseases, so the opportunities for the Hemopurifier may be reduced there as well. Diagnostic technology may be developed that can supplant diagnostics we are developing for neurodegenerative diseases and cancer. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases we target that:

•	are more effective;
•	have fewer or less severe adverse side effects;
•	are better tolerated;
•	are more adaptable to various modes of dosing;
•	are easier to administer; or
•	are less expensive than the products or product candidates we are developing.

Even if we are successful in developing the Hemopurifier® and potential diagnostic products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products that are either more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed. Our competitors include fully integrated pharmaceutical companies and biotechnology companies as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do. If our competitors develop more effective pharmaceutical treatments for infectious disease or cancer, or bring those treatments to market before we can commercialize the Hemopurifier® for such uses, we may be unable to obtain any market traction for our products, or the diseases we seek to treat may be substantially addressed by competing treatments. If we are unable to successfully compete against larger companies in the pharmaceutical industry, we may never generate significant revenue or be profitable.

We have limited experience in identifying and working with large-scale contracts with medical device manufacturers; manufacture of our devices must comply with good manufacturing practices in the U.S.

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To achieve the levels of production necessary to commercialize our Hemopurifier® and other future products, we will need to secure large-scale manufacturing agreements with contract manufacturers which comply with good manufacturing practice standards and other standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use. We have limited experience coordinating and overseeing the manufacture of medical device products on a large-scale. It is possible that manufacturing and control problems will arise as we attempt to commercialize our products and that manufacturing may not be completed in a timely manner or at a commercially reasonable cost. In addition, we may not be able to adequately finance the manufacture and distribution of our products on terms acceptable to us, if at all. If we cannot successfully oversee and finance the manufacture of our products if they obtain regulatory clearances, we may never generate revenue from product sales and we may never be profitable.

Our Aethlon Hemopurifier® technology may become obsolete.

Our Hemopurifier® product may be made unmarketable prior to commercialization by us by new scientific or technological developments by others with new treatment modalities that are more efficacious and/or more economical than our products. The homeland security industry is growing rapidly with many competitors that are trying to develop products or vaccines to protect against infectious disease. Any one of our competitors could develop a more effective product which would render our technology obsolete. Further, our ability to achieve significant and sustained penetration of our key target markets will depend upon our success in developing or acquiring technologies developed by other companies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. Our products may not remain competitive with products based on new technologies.

Our success is dependent in part on our executive officers.

Our success depends to a critical extent on the continued services of our Interim Chief Executive Officer, Timothy Rodell, MD, and our Chief Financial Officer, James B. Frakes. If one or both of these key executive officers were to leave us, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The unique knowledge and expertise of these individuals would be difficult to replace within the biotechnology field. We do not currently carry key man life insurance policies on any of our key executive officers which would assist us in recouping our costs in the event of the loss of those officers. If either of our key officers were to leave us, it could make it impossible, if not cause substantial delays and costs, to implement our long-term business objectives and growth.

Our inability to attract and retain qualified personnel could impede our ability to achieve our business objectives.

We have six full-time employees, consisting of our Interim Chief Executive Officer, our Chief Financial Officer, three research scientists and an executive assistant. We utilize, whenever appropriate, consultants in order to conserve cash and resources.

Although we believe that these employees and our consultants will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies, including to mitigate the material weakness in our internal control over financial reporting described above. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. Competition for these individuals, especially in San Diego, California, where many biotechnology companies are located, is intense and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. We may not be able to engage the services of qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record. Also, if we are required to attract personnel from other parts of the U.S. or abroad, we may have significant difficulty doing so due to the high cost of living in the Southern California area and due to the costs incurred with transferring personnel to the area. If we cannot attract and retain qualified staff and executives, we will be unable to develop our products and achieve regulatory clearance, and our business could fail.

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We plan to grow rapidly which will strain our resources; our inability to manage our growth could delay or derail implementation of our business objectives.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. If we cannot manage our growth initiatives, we will be unable to commercialize our products on a large-scale in a timely manner, if at all, and our business could fail.

As a public company with limited financial resources undertaking the launch of new medical technologies, we may have difficulty attracting and retaining executive management and directors.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors’ and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims. While we currently carry directors’ and officers’ liability insurance, such insurance is expensive and difficult to obtain. If we are unable to continue or provide directors’ and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our Board of Directors. We may lose potential independent board members and management candidates to other companies in the biotechnology field that have greater directors’ and officers’ liability insurance to insure them from liability or to biotechnology companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities. In addition, our products could potentially be harmful to users, and we are exposed to claims of product liability including for injury or death. We have limited insurance and may not be able to afford robust coverage even as our products are introduced into the market. As a company with limited resources and potential exposures to management, we will have a more difficult time attracting and retaining management and outside independent directors than a more established public or private company due to these enhanced duties, obligations and potential liabilities.

If we fail to comply with extensive regulations of U.S. and foreign regulatory agencies, the commercialization of our products could be delayed or prevented entirely.

Our Hemopurifier® product is subject to extensive government regulations related to development, testing, manufacturing and commercialization in the U.S. and other countries. The determination of when and whether a product is ready for large-scale purchase and potential use will be made by the U.S. Government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, the Centers for Disease Control and Prevention and the Department of Homeland Security. Our product candidate is in the pre-clinical and clinical stage of development and has not received required regulatory approval from the FDA, or any foreign regulatory agencies, to be commercially marketed and sold. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations in the U.S. and in foreign countries is costly, time consuming, uncertain and subject to unanticipated delays. Obtaining such regulatory approvals, if any, can take several years.

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Despite the time and expense exerted, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others:

•	the FDA or foreign equivalent;

•	may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;
•	may require additional testing for safety and effectiveness;
•	may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them;
•	if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; and
•	the FDA or foreign equivalent may change their approval policies and/or adopt new regulations.

Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

•	warning letters;
•	civil penalties;
•	criminal penalties;
•	injunctions;
•	product seizure or detention;
•	product recalls; and
•	total or partial suspension of productions.

If we or our suppliers fail to comply with ongoing FDA or foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party suppliers may be required to comply with the FDA’s Quality System Regulation, or QSR. These FDA regulations cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we, or our manufacturers, fail to adhere to QSR requirements in the U.S., this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

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In addition, the FDA assesses compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions;
•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;
•	withdrawing 510(k) clearances or premarket approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

Moreover, the FDA strictly regulates the promotional claims that may be made about approved products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties.

Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

If our products, or malfunction of our products, cause or contribute to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

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We outsource almost all of our operational and development activities, and if any party to which we have outsourced certain essential functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates that we may develop could be delayed or terminated.

We generally rely on third-party consultants or other vendors to manage and implement the day-to-day conduct of our operations, including conducting clinical trials and manufacturing our current product candidates and any future product candidates that we may develop. Accordingly, we are and will continue to be dependent on the timeliness and effectiveness of their efforts. Our dependence on third parties includes key suppliers and third-party service providers supporting the development, manufacture and regulatory approval of our products as well as support for our information technology systems and other infrastructure. While our management team oversees these vendors, failure of any of these third parties to meet their contractual, regulatory and other obligations or the development of factors that materially disrupt the performance of these third parties could have a material adverse effect on our business. For example, all of the key oversight responsibilities for the development and manufacture of our lead product candidate are conducted by our management team, but all other activities are the responsibility of third-party vendors.

If a clinical research organization that we utilize is unable to allocate sufficient qualified personnel to our studies in a timely manner or if the work performed by it does not fully satisfy the requirements of the FDA or other regulatory agencies, we may encounter substantial delays and increased costs in completing our development efforts. Any manufacturer that we select may encounter difficulties in the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own. If we rely on only one source for the manufacture of the clinical or commercial supplies of any of our product candidates or products, any production problems or supply constraints with that manufacturer could adversely impact the development or commercialization of that product candidate or product.

If we or our contractors or service providers fail to comply with regulatory laws and regulations, we or they could be subject to regulatory actions, which could affect our ability to develop, market and sell our product candidates and any other or future product candidates that we may develop and may harm our reputation.

If we or our manufacturers or other third-party contractors fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to regulatory actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost-efficient manner. The mode of administration may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee, which may delay or make impossible clinical testing of a product candidate. The Institutional Review Board for a clinical trial may stop a trial or deem a product candidate unsafe to continue testing. This would have a material adverse effect on the value of the product candidate and our business prospects.

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We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates that we may develop, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our current product candidates or any other or future product candidates that we may develop, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates that we may develop. Our business model calls for the partial or full outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. Our success will depend on the performance of these outsourced providers. If these providers fail to perform adequately, our development of product candidates may be delayed and any delay in the development of our product candidates would have a material and adverse effect on our business prospects.

Our products are manufactured with raw materials that are sourced from specialty suppliers with limited competitors and we may therefore be unable to access the materials we need to manufacture our products.

Specifically, the Hemopurifier contains three critical components with limited supplier numbers. The base cartridge on which the Hemopurifier is constructed is sourced from Medica S.p.A and we are dependent on the continued availability of these cartridges. We currently purchase the diatomaceous earth from Janus Scientific Inc., our distributor; however, the product is manufactured by Imerys Minerals Ltd., which is the only supplier of this product. The Galanthus nivalis lectin, or GNA Lectin, is sourced from Vector Laboratories, Inc. and also is available from other suppliers; however, Sigma Aldrich is the only approved back up supplier at this time. A business interruption at any of these sources could have a material impact on our ability to manufacture the Hemopurifier.

We are and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon us should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. Claims may be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations. We may not be able to continue to obtain or maintain adequate product liability insurance on acceptable terms, if at all, and such insurance may not provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations.

Our Hemopurifier® product may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or our products are designed inappropriately, we may be subject to lawsuits seeking significant compensatory and punitive damages. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have recently obtained general clinical trial liability insurance coverage. However, our insurance coverage may not be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any product recall or lawsuit seeking significant monetary damages may have a material effect on our business and financial condition. Any liability for mandatory damages could exceed the amount of our coverage. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

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The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Any research and development, pre-clinical testing and clinical trial activities involving any products that we are developing or may develop will be subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. In the future, we may conduct clinical trials to support approval of new products. Clinical studies must be conducted in compliance with FDA regulations or the FDA may take enforcement action. The data collected from these clinical studies may ultimately be used to support market clearance for these products. Even if our clinical trials are completed as planned, the results of these trials may not support our product candidate claims and the FDA may not agree with our conclusions regarding the trial results. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and the later trials may not replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be or new product development efforts.

Our current and future business activities may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, physician payment transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to significant penalties.

We are currently or will in the future be subject to healthcare regulation and enforcement by the U.S. federal government and the states in which we will conduct our business once our product candidates are approved by the FDA and commercialized in the United States. In addition to the FDA’s restrictions on marketing of approved products, the U.S. healthcare laws and regulations that may affect our ability to operate include: the federal fraud and abuse laws, including the federal anti-kickback and false claims laws; federal data privacy and security laws; and federal transparency laws related to payments and/or other transfers of value made to physicians and other healthcare professionals and teaching hospitals. Many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. These laws may adversely affect our sales, marketing and other activities with respect to any product candidate for which we receive approval to market in the United States by imposing administrative and compliance burdens on us.

Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities, particularly any sales and marketing activities after a product candidate has been approved for marketing in the United States, could be subject to legal challenge and enforcement actions. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

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Should our products be approved for commercialization, lack of third-party coverage and reimbursement for our devices could delay or limit their adoption.

In both the U.S. and international markets, the use of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Should our products under development be approved for commercialization by the FDA, any such products may not be considered cost-effective, reimbursement may not be available in the U.S. or other countries, if approved, and reimbursement may not be sufficient to allow sales of our future products on a profitable basis. The coverage decisions of third-party payors will be significantly influenced by the assessment of our future products by health technology assessment bodies. These assessments are outside our control and any such evaluations may not be conducted or have a favorable outcome.

If approved for use in the U.S., we expect that any products that we develop will be purchased primarily by medical institutions, which will in turn bill various third-party payors for the health care services provided to patients at their facility. Payors may include the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program and works in partnership with state governments to administer Medicaid, other government programs and private insurance plans. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Further, Medicare coverage is based on our ability to demonstrate that the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if products utilizing our Aethlon Hemopurifier® technology receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement by any payor, including by CMS. For some governmental programs, such as Medicaid, coverage and adequate reimbursement differ from state to state and some state Medicaid programs may not pay adequate amounts for the procedure necessary to utilize products utilizing our technology system, or any payment at all. Moreover, many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies and amounts. However, no uniform policy requirement for coverage and reimbursement for medical devices exists among third-party payors in the United States. Therefore, coverage and reimbursement can differ significantly from payor to payor. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors for any products that we develop.

Should our products be approved for commercialization, adverse changes in reimbursement policies and procedures by payors may impact our ability to market and sell our products.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services.

For example, in the U.S., the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, PPACA, among other things, reduced and/or limited Medicare reimbursement to certain providers. However, on December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. While the Texas U.S. District Court Judge, as well as the Trump administration and CMS, have stated that the ruling will have no immediate effect pending appeal of the decision, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by two percent through fiscal year 2027. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. In addition, commercial payors such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, it is possible that our product or the procedures or patient care performed using our product will not be reimbursed at a cost-effective level. We face similar risks relating to adverse changes in reimbursement procedures and policies in other countries where we may market our products. Reimbursement and healthcare payment systems vary significantly among international markets. Our inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect our ability to sell our products and have a material adverse effect on our business and financial condition.

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Should our products be approved for commercialization, our financial performance may be adversely affected by medical device tax provisions in the healthcare reform laws.

PPACA currently imposes, among other things, an excise tax of 2.3% on any entity that manufactures, produces or imports medical devices offered for sale in the U.S. Under these provisions, the Congressional Research Service predicts that the total cost to the medical device industry may be up to $20 billion over the next decade. The Internal Revenue Service issued final regulations implementing the tax in December 2012, which requires, among other things, bi-monthly payments and quarterly reporting.

The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law on Dec. 18, 2015, included a two-year moratorium on the medical device excise tax imposed by Internal Revenue Code section 4191. This moratorium was then extended by an additional two years in January 2018. Currently, the medical device excise tax does not apply to the sale of a taxable medical device by the manufacturer, producer, or importer of the device until January 1, 2020, unless the moratorium is further extended.

If we are successful and we market products, if this excise tax is not repealed, we will be subject to this tax on our sales of certain medical devices in the U.S. We anticipate that, if the tax is not repealed, primarily all of our sales, if any, of medical devices in the U.S. will be subject to this 2.3% excise tax.

Our use of hazardous materials, chemicals and viruses exposes us to potential liabilities for which we may not have adequate insurance.

Our research and development involves the controlled use of hazardous materials, chemicals and viruses. The primary hazardous materials include chemicals needed to construct the Hemopurifier® cartridges and the infected plasma samples used in preclinical testing of the Hemopurifier®. All other chemicals are fully inventoried and reported to the appropriate authorities, such as the fire department, who inspect the facility on a regular basis. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. Although we believe that our safety procedures for the use, manufacture, storage, handling and disposal of such materials comply with the standards prescribed by federal, state, local and foreign regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. We have had no incidents or problems involving hazardous chemicals or biological samples. In the event of such an accident, we could be held liable for significant damages or fines.

We currently carry a limited amount of insurance to protect us from damages arising from hazardous materials. Our product liability policy has a $3,000,000 limit of liability that would cover certain releases of hazardous substances away from our facilities. For our facilities, our property policy provides $25,000 in coverage for contaminant clean-up or removal and $50,000 in coverage for damages to the premises resulting from contamination. Should we violate any regulations concerning the handling or use of hazardous materials, or should any injuries or death result from our use or handling of hazardous materials, we could be the subject of substantial lawsuits by governmental agencies or individuals. We may not have adequate insurance to cover all or any of such claims, if any. If we were responsible to pay significant damages for violations or injuries, if any, we might be forced to cease operations since such payments could deplete our available resources.

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Our products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, including a third-country authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. For the FDA, the authority to require a recall must be based on a finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report recalls. We are also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals.

Even though we have received breakthrough device designation for the Hemopurifier for two independent indications, such designation may not expedite the development or review of the Hemopurifier and does not provide assurance ultimately of PMA submission or approval by FDA.

The Breakthrough Devices Program is a voluntary program intended to expedite the review, development, assessment and review of certain medical devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating human diseases or conditions for which no approved or cleared treatment exists or that offer significant advantages over existing approved or cleared alternatives. All submissions for devices designated as Breakthrough Devices will receive priority review, meaning that the review of the submission is placed at the top of the appropriate review queue and receives additional review resources, as needed.

Although breakthrough designation or access to any other expedited program may expedite the development or approval process, it does not change the standards for approval. Although we obtained breakthrough device designation for the Hemopurifier for two indications, we may not experience faster development timelines or achieve faster review or approval compared to conventional FDA procedures. For example, the time required to identify and resolve issues relating to manufacturing and controls, the acquisition of a sufficient supply of our product for clinical trial purposes or the need to conduct additional nonclinical or clinical studies may delay approval by the FDA, even if the product qualifies for breakthrough designation or access to any other expedited program. Access to an expedited program may also be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for such product.

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Risks Related to Our Intellectual Property and Related Litigation

We rely upon licenses and patent rights from third parties, which are subject to termination or expiration.

We rely upon third-party licenses and ownership rights assigned from third parties for the development of specific uses for our Hemopurifier® devices. For example, we are researching, developing and testing cancer-related applications for our devices under patents assigned from the London Health Science Center Research, Inc. Should any of our licenses be prematurely terminated for any reason, or if the patents and intellectual property assigned to us or owned by such entities that we have licensed are challenged or defeated by third parties, our research efforts could be materially and adversely affected. Our licenses and patents assigned to us may not continue in force for as long as we require for our research, development and testing of cancer treatments. It is possible that, if our licenses terminate or the underlying patents and intellectual property are challenged or defeated or the patents and intellectual property assigned to us are challenged or defeated, suitable replacements may not be obtained or developed on terms acceptable to us, if at all. There is also the related risk that we may not be able to make the required payments under any patent license or assignment agreement, in which case we may lose the ability to use one or more of the licensed or assigned patents.

We could become subject to intellectual property litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, prevent us from selling our commercially available products and/or reduce the margins we may realize from our products.

The medical devices industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, and the determination is often uncertain. There may be existing patents of which we are unaware that our products under development may inadvertently infringe. The likelihood that patent infringement claims may be brought against us increases as the number of participants in the infectious market increases and as we achieve more visibility in the marketplace and introduce products to market.

Any infringement claim against us, even if without merit, may cause us to incur substantial costs, and would place a significant strain on our financial resources, divert the attention of management from our core business, and harm our reputation. In some cases, litigation may be threatened or brought by a patent holding company or other adverse patent owner who has no relevant product revenues and against whom our patents may provide little or no deterrence. If we are found to infringe any patents, we could be required to pay substantial damages, including triple damages if an infringement is found to be willful. We also could be required to pay royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. We may not be able to obtain a license enabling us to sell our products on reasonable terms, or at all. If we fail to obtain any required licenses or make any necessary changes to our technologies or the products, we may be unable to commercialize one or more of our products or may have to withdraw products from the market, all of which would have a material adverse effect on our business, financial condition and results of operations.

If the combination of patents, trade secrets and contractual provisions upon which we rely to protect our intellectual property is inadequate, our ability to commercialize our products successfully will be harmed.

Our success depends significantly on our ability to protect our proprietary rights to the technologies incorporated in our products. We currently have five issued U.S. patents and eight pending U.S. patent applications. We also have 31 issued foreign patents and have applied for nine additional international patents. Our issued patents begin to expire in 2024, with the last of these patents expiring in 2035, although terminal disclaimers, patent term extension or patent term adjustment can shorten or lengthen the patent term. We rely on a combination of patent protection, trade secret laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these may not adequately protect our rights or permit us to gain or keep any competitive advantage.

The issuance of a patent is not conclusive as to its scope, validity or enforceability. The scope, validity or enforceability of our issued patents can be challenged in litigation or proceedings before the U.S. Patent and Trademark Office or foreign patent offices where our applications are pending. The U.S. Patent and Trademark Office or foreign offices may deny or require significant narrowing of claims in our pending patent applications. Patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. Proceedings before the U.S. Patent and Trademark Office or foreign offices could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. The laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S., if at all. Some of our patents may expire before we receive FDA approval to market our products in the U.S. or we receive approval to market our products in a foreign country. Although we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier® treatment technology, this protection may not be sufficient to protect us during the development of that technology.

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Our competitors may successfully challenge and invalidate or render unenforceable our issued patents, including any patents that may issue in the future, which could prevent or limit our ability to market our products and could limit our ability to stop competitors from marketing products that are substantially equivalent to ours. In addition, competitors may be able to design around our patents or develop products that provide outcomes that are comparable to our products but that are not covered by our patents.

We also have entered into confidentiality and assignment of intellectual property agreements with our employees, consultants and advisors directly involved in the development of our technology as one of the ways we seek to protect our intellectual property and other proprietary technology. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

In the event a competitor infringes any of our patents or other intellectual property rights, enforcing our rights may be difficult, time-consuming and expensive, and would divert management’s attention from managing our business. We may not be successful on the merits in any enforcement effort. In addition, we may not have sufficient resources to litigate, enforce or defend our intellectual property rights.

We may rely on licenses for new technology, which may affect our continued operations with respect thereto.

As we develop our technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

New technology may lead to our competitors developing superior products, which would reduce demand for our products.

Research into technologies similar to ours is proceeding at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of products similar to ours. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our technologies. Our existing patents or our pending and proposed patent applications may not offer meaningful protection if a competitor develops a novel product based on a new technology.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors, which could materially and adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend on our ability to protect those products and our technology with domestic and foreign patents. We also will need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues. Our patents may not prevent other companies from developing similar products or products that produce benefits substantially the same as our products, and other companies may obtain patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Our pending patent applications may not result in issued patents, patent protection may not be secured for any particular technology, and our issued patents may not be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, such litigation could be very costly and the results of such litigation may not be satisfactory.

Although we have entered into invention assignment agreements with our employees and with certain advisors, and we routinely enter into confidentiality agreements with our contract partners, if those employees, advisors or contract partners develop inventions or processes independently that may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements. In addition, we may be required to commence litigation to enforce such agreements if they are violated, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements as monetary damages may not be sufficient to compensate us. We may be unable to fund the costs of any such litigation to a satisfactory conclusion, which could leave us without recourse to enforce contracts that protect our intellectual property rights.

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Other companies may claim that our technology infringes their intellectual property or proprietary rights and commence legal proceedings against us, which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, it is possible that our products or technology could be found to infringe the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We may not prevail in any such litigation. If we are found to have infringed a third-party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If any such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in other jurisdictions.

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Risks Related to U.S. Government Contracts

We may not obtain additional U.S. Government contracts to further develop our technology.

We may not be successful in obtaining additional government grants or contracts. The process of obtaining government contracts is lengthy with the uncertainty that we will be successful in obtaining announced grants or contracts for therapeutics as a medical device technology. Accordingly, we may not be awarded any additional U.S. Government grants or contracts utilizing our Hemopurifier® platform technology.

U.S. Government agencies have special contracting requirements, including a right to audit us which create additional risks; a negative audit would be detrimental to us.

Our business plan to utilize the Aethlon Hemopurifier® technology is likely to continue to involve contracts with the U.S. Government, such as our contract with the National Institute of Health and the National Cancer Institute, effective September 12, 2019. Contracts such as this kind typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. Government to unilaterally:

•	suspend or prevent us for a period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;
•	audit and object to our contract-related costs and fees, including allocated indirect costs;
•	control and potentially prohibit the export of our products; and
•	change certain terms and conditions in our contracts.

As a U.S. Government contractor, we are required to comply with applicable laws, regulations and standards relating to our accounting practices and would be subject to periodic audits and reviews. As part of any such audit or review, the U.S. Government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we would possibly be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although we have not had any government audits and reviews to date, future audits and reviews could cause adverse effects. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, would possibly not be reimbursable or allowed under such contracts. Further, as a U.S. Government contractor, we would be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities.

As a U.S. Government contractor, we are subject to a number of procurement rules and regulations.

Government contractors must comply with specific procurement regulations and other requirements. These requirements, although customary in government contracts, impact our performance and compliance costs. In addition, current U.S. Government budgetary constraints could lead to changes in the procurement environment, including the Department of Defense’s recent initiative focused on efficiencies, affordability and cost growth and other changes to its procurement practices. If and to the extent such changes occur, they could impact our results of operations and liquidity, and could affect whether and, if so, how we pursue certain opportunities and the terms under which we are able to do so.

In addition, failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition. Our failure to comply with these regulations and requirements could also lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records and the recording of costs, and foreign corruption. The termination of our government contract as a result of any of these acts could have a negative impact on our results of operations and financial condition and could have a negative impact on our reputation and ability to procure other government contracts in the future.

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Risks Relating to Our Common Stock and Our Corporate Governance

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market, or Nasdaq, such as the minimum stockholders’ equity requirement or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. In May 2019, we received a letter from Nasdaq indicating that Nasdaq has determined that we failed to comply with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2). Nasdaq Listing Rule 5550(a)(2) requires that companies listed on the Nasdaq Capital Market maintain a minimum closing bid price of at least $1.00 per share. Although we currently are in compliance with the minimum bid price requirement, it is possible that we may not be in the future. In July 2019, we received another letter from Nasdaq indicating that Nasdaq has determined that we failed to comply with the minimum stockholder’s equity requirement of Nasdaq Listing Rule 5550(b)(1). Nasdaq Listing Rule 5550(b)(1) requires that companies listed on the Nasdaq Capital Market maintain a minimum of $2,500,000 in stockholder’s equity. The Company must evidence compliance with the Nasdaq minimum stockholder’s equity requirement by the time of filing of its Quarterly Report on Form 10-Q for the quarter ended December 31, 2019. If we fail to regain and maintain compliance with these, or any other of the continued listing requirements of The Nasdaq Capital Market, Nasdaq may take steps to de-list our common stock. A de-listing of our common stock would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but any such action taken by us may not be successful.

Historically we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

Our stock price is speculative, and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	failure to raise additional funds when needed;
•	failure to maintain our listing on Nasdaq;
•	results of operations or revenue in any quarter failing to meet the expectations, published or otherwise, of the investment community;
•	failure to successfully develop the Hemopurifier;
•	reduced investor confidence in equity markets;
•	speculation in the press or analyst community;
•	wide fluctuations in stock prices, particularly with respect to the stock prices for other medical device companies;
•	announcements of technological innovations by us or our competitors;
•	new products or the acquisition of significant customers by us or our competitors;
•	changes in interest rates;
•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;
•	changes in recommendations or financial estimates by securities analysts who track our common stock or the stock of other medical device companies;
•	changes in management;
•	sales of common stock by directors and executive officers;
•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;
•	conditions and trends in the medical device industry generally;
•	the announcement of acquisitions or other significant transactions by us or our competitors;
•	adoption of new accounting standards affecting our industry;
•	general market conditions;
•	domestic or international terrorism and other factors; and
•	the other factors described in this section.

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Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, future lawsuits are possible as a result of fluctuations in the price of our common stock. Defending against any suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of any lawsuits could subject us to significant liability.

If at any time our common stock is subject to the Securities and Exchange Commission’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our common stock is not listed on a national securities exchange, or our common stock is not listed on an automated quotation system sponsored by a national securities exchange and we meet additional requirements, including a common stock trading price of at least $5.00 per share, transactions in our common stock will be subject to the SEC’s, “penny stock” rules. If our common stock is subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks;
•	furnish the investor a disclosure document describing the risks of investing in penny stocks;
•	disclose to the investor the current market quotation, if any, for the penny stock;
•	disclose to the investor the amount of compensation the firm and its broker will receive for the trade; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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Our common stock has had an unpredictable trading volume which means you may not be able to sell our shares at or near trading prices or at all.

Trading in our common stock historically has been volatile and often has been thin, meaning that the number of persons interested in purchasing our common stock at or near trading prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common stock may not develop or be sustained, and current trading levels may decrease.

The market price for our common stock is volatile; you may not be able to sell our common stock at or above the price you have paid for them, which may result in losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. During the 52-week period ended November 7, 2019, the high and low closing sale prices of a share of our common stock were $24.90 and $3.30, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, trading in our common stock often has been thin. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to our limited operating history, limited amount of cash and revenue, lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology as a viable method of augmenting the immune response of clearing viruses and toxins from human blood; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Our directors and officers own or control approximately 4.4% of our outstanding common stock, which may limit your ability to propose new management or influence the overall direction of the business; this concentration of control may also discourage potential takeovers that could otherwise provide a premium to you.

As of October 31, 2019, our officers and directors beneficially owned or controlled approximately 4.4% of our outstanding common stock, assuming the exercise of all outstanding options, restricted stock units and warrants held by our officers and directors. These persons will have the ability to substantially influence all matters submitted to our stockholders for approval and to substantially influence or control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

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A large number of shares of our common stock are issuable upon exercise of outstanding convertible securities, which, if exercised or converted, would be dilutive to your holdings.

As of September 30, 2019, there were outstanding options and warrants entitling the holders to purchase 374,366 shares of our common stock at a weighted average exercise price of $39.06 per share. Additionally, as of September 30, 2019, we had reserved 11,854 shares of common stock for issuance under our equity compensation plans.

The exercise price for all of our outstanding options and warrants may be less than your cost to acquire our common stock. In the event of the exercise or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in us as well as the book value of your shares of common stock. In addition, the holders of outstanding options to purchase common stock or outstanding warrants may sell shares of common stock in tandem with their exercise or conversion of those securities to finance that exercise or conversion, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants.

Our issuance of additional common stock, or convertible securities, would be dilutive to your holdings.

We are entitled under our articles of incorporation to issue up to 30,000,000 shares of common stock. We have reserved for issuance 386,220 of those shares of common stock for outstanding restricted stock units, options, and warrants. As of September 30, 2019, we had issued and outstanding 1,337,259 shares of common stock. As a result, as of September 30, 2019 we had 28,276,521 shares of common stock available for issuance to new investors or for use to satisfy indebtedness or pay service providers.

Our Board of Directors may generally issue shares of common stock, restricted stock units or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our Board of Directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans.

Our issuance of additional shares of common stock in satisfaction of services, or to repay indebtedness, would be dilutive to your holdings.

Subject to compliance with Nasdaq rules, our Board of Directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors that our Board of Directors may deem relevant at that time. During each of the fiscal years ended March 31, 2019 and 2018, we issued an aggregate of 1,000 shares of common stock on a post October 14, 2019 reverse stock split basis in satisfaction of services. During the fiscal year ended March 31, 2018, we issued an aggregate of 8,061 shares of common stock to pay for debt to reduce our obligations. We did not issue any shares to pay for debt reductions in the fiscal year ended March 31, 2019.

Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

Our articles of incorporation provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents and other persons and our bylaws also require us to indemnify our officers and directors as permitted under the provisions of the Nevada Revised Statutes, or NRS. We also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and stockholders.

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Our bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, would have the result of depressing the trading price of our common stock.

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of our common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Various provisions of our bylaws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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Our bylaws designate the Eighth Judicial District Court of Clark County, Nevada, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

•	any derivative action or proceeding brought in the name or right of the Company or on its behalf,

•	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders,

•	any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our articles of incorporation or bylaws, or

•	any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws.

However, our bylaws provide that the exclusive forum provisions do not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

We incur substantial costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs

As a public company, we incur significant legal, insurance, accounting and other expenses, including costs associated with public company reporting. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development and commercialization activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. These laws and regulations could make it more difficult and costly for us to obtain director and officer liability insurance for our directors and officers, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit and compensation committees. In addition, if we are unable to continue to meet the legal, regulatory and other requirements related to being a public company, we may not be able to maintain the quotation of our common stock on the Nasdaq Capital Market or on any other senior market to which we may apply for listing, which would likely have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Risks Related to This Offering

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above your purchase price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including: a quarterly variations in operating results; changes in financial estimates by securities analysts; changes in market valuations of other similar companies; announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures; additions or departures of key personnel; any deviations in net sales or in losses from levels expected by securities analysts; and future sales of common stock. In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

There is no public market for the pre-funded warrants or common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants or common warrants will be limited.

Holders of pre-funded warrants or common warrants purchased in this offering will have no rights as common stockholders until the holders exercise their warrants and acquire our common stock, except as set forth in the pre-funded warrants or common warrants.

Until holders of pre-funded warrants or common warrants acquire shares of our common stock upon exercise of the warrants, holders of pre-funded warrants or common warrants will have no rights with respect to the shares of our common stock underlying the warrants, except as set forth in the pre-funded warrants or common warrants. Upon acquiring shares of our common stock upon exercise of the pre-funded warrants or common warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering, as described below in “Use of Proceeds,” and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value of our common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

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If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock is substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding options and/or warrants, you will incur further dilution. Based on the assumed public offering price of $2.63 per share of common stock and accompanying warrants being sold in this offering, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, you will experience immediate dilution of $1.32 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock and/or pre-funded warrants and accompanying common warrants in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also many not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

The trading price of our common stock is volatile and fluctuates substantially, which could result in substantial losses for purchasers of our securities in this offering.

Our stock price is volatile. The stock market in general and the market for small medical device companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price. The market price for our common stock may be influenced by many factors, including:

•	the degree of success of competitive products or technologies;
•	the commencement, enrollment or results of clinical trials and preclinical studies of our product candidates or those of our competitors;
•	adverse results from, delays in or termination of clinical trials;
•	unanticipated serious safety concerns related to the use of our product candidates;
•	regulatory or legal developments in the United States and other countries;
•	any delay in our regulatory filings for our Hemopurifier and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;
•	receipt of, or failure to obtain, regulatory approvals;
•	our ability to maintain our listing on Nasdaq;
•	lower than expected market acceptance of our Hemopurifier or any other product candidates following approval, if any, for commercialization;
•	developments or disputes concerning patent applications, issued patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of our product candidates or clinical development programs;
•	the results of our efforts to design, develop, acquire or in-license additional technologies or product candidates;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	rumors or announcements regarding transactions involving our company or product candidates;
•	proposed changes to healthcare laws in the United States or foreign jurisdictions, or speculation regarding such changes;
•	market conditions or trends in the pharmaceutical and biotechnology sectors;
•	general economic, industry and market conditions; and
•	the other events or factors, including those described in this “Risk Factors” section.

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A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, based on the offering of 1,901,140 shares at an assumed offering price of $2.63, we will have 3,238,399 outstanding shares of common stock based on the number of shares outstanding as of September 30, 2019. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares, 70,488 shares are currently restricted as a result of securities laws or lock-up agreements, but will become eligible to be sold after the offering as described in the “Shares Eligible for Future Sale” section of this prospectus.

In connection with this offering, we and our directors and officers have agreed that for a period of 90 days following the date of this prospectus, subject to certain exceptions, we or they will not dispose of or hedge any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without prior written consent of Wainwright. See the section titled “Underwriters” for a more complete description of the lock-up agreements with the underwriters.

Our business could be negatively affected as a result of actions of activist stockholders, and such activism could impact the trading value of our securities.

Stockholders may, from time to time, engage in proxy solicitations or advance stockholder proposals, or otherwise attempt to effect changes and assert influence on our board of directors and management. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results and financial condition. A proxy contest would require us to incur significant legal and advisory fees, proxy solicitation expenses and administrative and associated costs and require significant time and attention by our board of directors and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team arising from a proxy contest could lead to the perception of a change in the direction of our business or instability which may result in the loss of potential business opportunities, make it more difficult to pursue our strategic initiatives, or limit our ability to attract and retain qualified personnel and business partners, any of which could adversely affect our business and operating results. If individuals are ultimately elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively implement our business strategy. We may choose to initiate, or may become subject to, litigation as a result of the proxy contest or matters arising from the proxy contest, which would serve as a further distraction to our board of directors and management and would require us to incur significant additional costs. In addition, actions such as those described above could cause significant fluctuations in our stock price based upon temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements we may enter into may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is relevant for us because medical device companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the initiation, progress, timing, costs and results of preclinical studies and any clinical trials for our Hemopurifier® and any other product candidates;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	our ability to further improve our process development capabilities;
•	the timing or likelihood of regulatory filings and approvals;
•	our plans to explore potential applications of our immunotherapeutic device platform in other indications in oncology and rare diseases;
•	our expectations regarding the clinical effectiveness and safety and tolerability of our product candidates;
•	our commercialization, marketing and manufacturing capabilities and strategy;
•	the pricing and reimbursement of our product candidates, if approved;
•	our expectation regarding the potential market sizes for our product candidates;
•	our intellectual property position;
•	the potential benefits of our strategic collaborations, our plans with respect to our strategic collaborations and our plans with respect to and our ability to enter into strategic arrangements;
•	developments and projections relating to our competitors and our industry; and
•	the safety, efficacy and projected development timeline and commercial potential of any product candidates.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We discuss many of the risks associated with the forward-looking statements in this prospectus in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered by us in this offering (excluding the proceeds, if any, from the exercise of the common warrants issued in this offering) will be approximately $4.3 million, or approximately $5.0 million if the underwriters exercise their option to purchase additional shares and/or common warrants from us in full, based upon the assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering as follows:

•	approximately $700,000 in connection with the currently planned clinical trials for the Hemopurifier over the next 12 months; and
•	the remainder for working capital purposes, including general operating expenses.

We believe that the expected net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to enable us to fund our operating expenses through at least the next 12 months. It is difficult to predict the cost and timing required to complete our clinical trials due to, among other factors, our lack of experience with initiating and conducting clinical trials, the rate of patient enrollment in our clinical trials, filing requirements with regulatory agencies, clinical trial results, and the actual costs of manufacturing and supplying our product candidates. The expected net proceeds from this offering, together with our existing cash and cash equivalents, will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise additional capital to complete the development and commercialization of our product candidate. We expect to finance our cash needs primarily through equity offerings and potentially through debt financings, collaborations, license and development agreements. We have based these estimates on assumptions that may prove to be incorrect, and we could expend our available capital resources at a rate greater than we currently expect.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our clinical trials and other development efforts for our Hemopurifier product candidate and other factors described in “Risk Factors”, as well as the amount of cash and cash equivalents we use in our operations. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. In addition, we might decide to postpone or not pursue clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.

Pending their use, we plan to invest the net proceeds from this offering in bank demand deposit accounts or interest bearing bank accounts.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors, subject to limitations under Nevada law, and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 as follows:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our issuance and sale of 1,901,140 shares of our common stock in this offering at the assumed public offering price of $2.63 per share and accompanying common warrant, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our common stock and other terms of this offering determined at pricing.

You should read this information together with the sections entitled “Selected Financial Data,” “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein.

	As of September 30, 2019
	Actual	As Adjusted(1)

Cash and cash equivalents	$785,658	$5,055,658

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000,000 shares authorized, 1,337,259 shares issued and outstanding, actual; and 30,000,000 shares authorized, 3,238,399 shares issued and outstanding, as adjusted	1,338	3,239
Additional paid-in capital	109,571,708	113,839,807
Accumulated deficit	(109,423,894)	(109,423,894)

Total stockholders’ equity before noncontrolling interests	149,152	4,419,152
Noncontrolling interests	(128,480)	(128,480)
Total stockholders’ equity	20,672	4,290,672

Total capitalization	$20,672	$4,290,672

(1)       Each $0.50 increase (decrease) in the assumed public offering price of $2.63 per share and accompanying common warrant, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $875,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering. The discussion and table above assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

The outstanding share information in the table above excludes the following:

•	51,124 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $44.12 per share;
•	323,242 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $38.26 per share; and
•	11,854 additional shares of common stock reserved for future issuance under our stock incentive plans.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2019, we had a historical negative net tangible book value of $(41,414), or $(0.03) per share of common stock. Our historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding at September 30, 2019.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving further effect to the sale of 1,901,140 shares of our common stock and accompanying common warrants being offered by us at the assumed public offering price of $2.63 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering, and no exercise of any option to purchase additional securities, our as adjusted net tangible book value as of September 30, 2019 was $4.2 million, or approximately $(0.03) per share. This represents an immediate increase in net tangible book value of $1.34 per share to our existing stockholders and an immediate dilution of $1.32 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share and accompanying common warrant		$2.63
Historical net tangible book value per share at September 30, 2019, before giving effect to this offering	$(0.03)

Increase in net tangible book value per share attributable to new investors participating in this offering	$1.34

As adjusted net tangible book value per share after this offering		$1.31

Dilution in net tangible book value per share to new investors participating in this offering		$1.32

Each $0.50 increase (decrease) in the assumed public offering price of $2.63 per share and accompanying common warrant, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, would increase (decrease) the as adjusted net tangible book value per share after this offering by approximately $0.27 per share, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.23 per share, assuming that the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, each 100,000 share increase in the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value per share after this offering by approximately $0.90 per share and decrease the dilution to investors participating in this offering by approximately $0.39 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering. Each 100,000 share decrease in the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value per share after this offering by approximately $0.88 per share and increase the dilution to investors participating in this offering by approximately $0.42 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

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If the underwriters exercise their option to purchase 285,171 additional shares of common stock and/or common warrants from us in full in this offering (excluding the purchase of any pre-funded warrants), the as adjusted net tangible book value after the offering would be $1.40 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $1.43 per share and the dilution per share to new investors would be $1.23 per share, in each case assuming a public offering price of $2.63 per share and accompanying common warrant, which is the last reported sale price of our common stock on the Nasdaq Capital Market on December 6, 2019, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The foregoing tables and calculations exclude:

•	51,124 shares of common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $44.12 per share;
•	323,242 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $38.26 per share; and
•	11,854 additional shares of common stock reserved for future issuance under our stock incentive plans.

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SELECTED FINANCIAL DATA

The following tables summarize our selected financial data as of, and for the periods ended on, the dates indicated. We have derived the selected statements of operations data for the years ended March 31, 2019 and 2018 and the balance sheets data as of March 31, 2019 and 2018 appearing in our Annual Report on Form 10-K for the year ended March 31, 2019, which is incorporated by reference herein. The statements of operations data for the six months ended September 30, 2019 and 2018 and the summary balance sheets data as of September 30, 2019 have been derived from our unaudited interim condensed financial statements appearing in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which is incorporated by reference herein. In our opinion, this unaudited interim condensed financial data has been prepared on a basis consistent with our audited financial statements and contains all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. The selected financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus. You should read the selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein. Our historical results are not necessarily indicative of the results to be expected for any other period in the future and results of interim periods are not necessarily indicative of the results for the entire year.

On October 14, 2019, the Company’s stockholders and board of directors approved a 1-for-15 Reverse Split, of shares of the Company’s common stock. The Reverse Split was effective as of October 14, 2019.  The par value and authorized shares of common stock were not adjusted as a result of the Reverse Split. All of the share and per share information included in the information set forth below has been adjusted to reflect the Reverse Split.

	Years Ended March 31,		Six Months Ended September 30,
	2019	2018	2019	2018
			(Unaudited)
Statements of Operations Data:
Revenues
Government contract revenue	$229,625	$149,625	$30,000	$149,625

Operating expenses:
Professional fees	2,192,048	1,553,204	1,369,915	852,479
Payroll and related expenses	3,083,116	2,634,937	1,203,521	1,274,844
General and administrative	953,478	792,600	724,955	466,528
Total operating expenses	6,228,642	4,980,741	3,298,391	2,593,851

Operating loss	(5,999,017)	(4,831,116)	(3,268,391)	(2,444,226)
Other expense, net	220,487	868,721	505,520	110,210
Net loss before noncontrolling interests	(6,219,504)	(5,699,837)	(3,773,911)	(2,554,436)

Loss attributable to noncontrolling interests	(24,785)	(20,279)	(2,450)	(14,864)
Net loss attributable to common stockholders(1)	$(6,194,719)	$(5,679,558)	$(3,771,461)	$(2,539,572)
Net loss per share, basic and diluted(1)	$(5.13)	$(6.92)	$(2.91)	$(2.14)
Shares used in computing net loss per share, basic and diluted(1)	1,208,314	821,138	1,294,206	1,184,795

_________________

(1)	See Note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein, for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

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	As of March 31,		As of September 30,
	2019	2018	2019
			(Unaudited)
Balance Sheets Data:
Cash and cash equivalents	$3,828,074	$6,974,070	$785,658
Working capital(1)	2,214,230	6,752,293	(268,824)
Total assets	4,122,964	7,351,904	1,281,790
Accumulated deficit	(105,652,433)	(99,457,714)	(109,423,894)
Total stockholders’ equity	$2,299,078	$6,032,794	$20,672

(1)	We define working capital as current assets less current liabilities. See our financial statements and related notes included in our Annual Report on Form 10-K for the year ended March 31, 2019 and in our Quarterly Report on Form 10-Q for the six months ended September 30, 2019, which are incorporated by reference herein, for further details regarding our current assets and liabilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

Aethlon Medical, Inc. is a medical device technology company focused on developing products to diagnose and treat life and organ threatening diseases. The Aethlon Hemopurifier® is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier® depletes the presence of circulating tumor-derived exosomes, which are small membrane bound particles produced by cells that promote immune suppression, seed the spread of metastasis and inhibit the benefit of leading cancer therapies. The U.S. Food and Drug Administration, or FDA, has designated the Hemopurifier® as a “Breakthrough Device” for two independent indications:

•	the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease; and

•	the treatment of life-threatening viruses that are not addressed with approved therapies.

We believe the Hemopurifier® can be a substantial advance in the treatment of patients with advanced and metastatic cancer through the clearance of exosomes that promote the growth and spread of tumors through multiple mechanisms. We are currently preparing for the initiation of clinical trials in patients with advanced and metastatic cancers. We are initially focused on the treatment of solid tumors, including head and neck cancer, gastrointestinal cancers and other cancers. We are also using our Hemopurifier related technology to develop potential diagnostic products for neurodegenerative disease and cancer.

In October 2019, the FDA approved our Investigational Device Exemption, or IDE, application to initiate an Early Feasibility Study, or EFS, of the Hemopurifier® in patients with head and neck cancer in combination with standard of care pembrolizumab (Keytruda®). The primary endpoint for the EFS, which will enroll 10 to 12 subjects at a single center, will be safety, with secondary endpoints including measures of exosome clearance and characterization, as well as response and survival rates. The IDE approval is subject to FDA approval of Informed Consent documents from the trial site.

We also believe the Hemopurifier® can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses, or viruses with sugar substituted membranes, that are not addressed with an already approved treatment. In small-scale or early feasibility human studies, the Hemopurifier® has been used to treat individuals infected with HIV, hepatitis-C, and Ebola. Additionally, in vitro, the Hemopurifier® has been demonstrated to capture Zika virus, Lassa virus, MERS-CoV, cytomegalovirus, Epstein-Barr virus, Herpes simplex virus, Chikungunya virus, Dengue virus, West Nile virus, smallpox-related viruses, H1N1 swine flu virus, H5N1 bird flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these studies were conducted in collaboration with leading government or non-government research institutes.

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We are also the majority owner of Exosome Sciences, Inc., or ESI, a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s activities is the advancement of a TauSome™ biomarker candidate to diagnose chronic traumatic encephalopathy, or CTE, in the living. ESI previously documented TauSome levels in former NFL players to be nine times higher than same age-group control subjects. Through ESI, we are also developing exosome based biomarkers in patients with, or at risk for, a number of cancers. We consolidate ESI’s activities in our consolidated financial statements.

We also recently announced the execution of a cross-licensing and development agreement with SeaStar Medical, Inc., which will be focused on co-development of our Hemopurifier® cartridge with SeaStar’s proprietary cartridges. This collaboration may allow the deployment of the Hemopurifier® into settings that lack dialysis infrastructure, such as chemotherapy infusion centers and field operations for life threatening viral epidemics.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we plan to sell the Hemopurifier®. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier® treatment technology.

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop Equities, Inc., a publicly traded Nevada corporation, completed an Agreement and Plan of Reorganization structured to result in Bishop Equities, Inc.’s acquisition of all of the outstanding common stock of Aethlon, Inc. and Hemex, Inc. Under the plan’s terms, Bishop Equities, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop Equities, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop Equities, Inc. was renamed Aethlon Medical, Inc. In 2009, we formed ESI, which today is a majority-owned subsidiary of the Company focused on identifying and monitoring neurological conditions and cancer. We commenced operations of ESI in 2013.

Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. All references to “us” or “we” are references to Aethlon Medical, Inc.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AEMD.”

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and must file reports, proxy statements and other information with the Commission. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123. Our phone number at that address is (858) 459-7800. Our Web site is http://www.aethlonmedical.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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Results of Operations

Six months ended September 30, 2019 compared to the six months ended September 30, 2018

Government Contract Revenues

We recorded government contract revenue in the six months ended September 30, 2019 and 2018.  This revenue resulted from work performed under our government contracts with the NIH as follows:

	Six Months Ended 9/30/19	Six Months Ended 9/30/18	Change in Dollars
Melanoma Cancer Contract	$–	$149,625	$(149,625)
Breast Cancer Grant	30,000	–	30,000
Total Government Contract and Grant Revenue	$30,000	$149,625	$(119,625)

We have entered into the following three contracts/grants with the NCI, part of the NIH over the past two years:

Phase 2 Melanoma Cancer Contract

On September 12, 2019, the NCI awarded to us the Award Contract. The Award Contract amount is $1,860,561 and runs for the period from September 16, 2019 through September 15, 2021.

The work to be performed pursuant to this Award Contract will focus on melanoma exosomes. This work follows from our completion of a Phase I contract for the Topic 359 solicitation that ran from September 2017 through June 2018, as described under Phase 1 Melanoma Cancer Contract below. Following on the Phase I work, the deliverables in the Phase II program will involve the design and testing of a pre-commercial prototype of a more advanced version of the exosome isolation platform.

No revenue was recognized under this contract in the six months ended September 30, 2019.

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Phase 1 Melanoma Cancer Contract

We entered into a contract with the NIH on September 15, 2017. This award was under the NIH’s SBIR program which is designed to fund early stage small businesses that are seeking to commercialize innovative biomedical technologies. The title of the award is SBIR Topic 359 Phase 1 Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes. The award from NIH was a firm, fixed-price contract with potential total payments to us of $299,250 over the course of nine months.

Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each period of the contract. The NIH also had the unilateral right to require us to perform additional work under an option period for an additional fixed amount of $49,800. Under the terms of the contract, we were required to perform certain incremental work toward the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

In the six months ended September 30, 2018, we performed work under the contract covering the remainder of the technical objectives of the contract Aim 1: To validate the Hemopurifier as a device for capture and recovery of melanoma exosomes from plasma and Aim 2: To validate a method of melanoma exosome isolation consisting of the Hemopurifier followed by mab-based immunocapture to select out the tumor-derived exosomes from non-malignant exosomes and Aim 3: To evaluate the functional integrity of melanoma exosomes purified by the Hemopurifier and immunocapture isolation steps. As a result, we invoiced NIH for $149,625 during the six months ended September 30, 2018. The Phase 1 Melanoma Cancer Contract is now completed.

Breast Cancer Grant

In September 2018, the NCI awarded us a government grant (number 1R43CA232977-01). The title of this SBIR Phase I grant is “The Hemopurifier Device for Targeted Removal of Breast Cancer Exosomes from the Blood Circulation.”

This NCI Phase I grant period originally ran from September 14, 2018 through August 31, 2019. In August 2019, we applied for and received a no cost, twelve month extension on this grant, so the expiration date was extended to August 31, 2020. The total amount of the firm grant is $298,444. The grant calls for two subcontractors to work with us. Those subcontractors are University of Pittsburgh and Massachusetts General Hospital.

During the six months ended September 30, 2019, we recognized $30,000 in government contract revenue under this grant as a result of the work involved in one of the three technical objectives of the contract: Aim 2. “Elution of a population of breast cancer exosomes from Hemopurifier cartridges that bear the signatures of malignancy based on expression of CSPG4 and HER2, for triple-negative or HER2-overexpressing cancers, respectively”. We also invoiced the NCI for an additional $100,000 during the six month period ended September 30, 2019 in order to pay our subcontractors under the contract. As we did not complete any additional technical objectives beyond Aim 2 noted above during the period, we recorded this $100,000 as deferred revenue as of September 30, 2019.

Operating Expenses

Consolidated operating expenses for the six months ended September 30, 2019 were $3,298,391, in comparison with $2,593,851 for six months ended September 30, 2018. This increase of $704,540, or 27%, in 2019 was due to increases professional fees of $517,436 and in general and administrative expenses of $258,427, which were partially offset by a reduction in and payroll and related expenses of $71,323.

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The $517,436 increase in our professional fees in 2019 was primarily due to a $421,145 increase in our legal fees, a $125,804 increase in our accounting fees and a $65,000 payment to the University of Pittsburgh, a subcontractor on our Breast Cancer grant related to their work on that grant. The increase in legal and accounting fees related to increased activity in our registration statement filings and in intellectual property actions among other matters.

The $258,427 increase in general and administrative expenses in 2019 was primarily due to the combination of a $140,792 increase in our clinical trial expense, primarily costs associated with the manufacturing of Hemopurifiers for an expected clinical trial in the cancer space, a $83,520 increase in our lab supplies expense, primarily related to our breast cancer grant and lab work related to our IDE application and a $58,520 increase in travel expense.

The $71,323 decrease in payroll and related expenses was due to the combination of a $124,737 reduction in our cash-based compensation expense and a $53,414 increase in stock-based compensation.

Other Expense

Other expense during the six months ended September 30, 2019 consisted of interest expense, a loss on share for warrant exchanges and a loss on debt extinguishment and during the six months ended September 30, 2018, consisted of interest expense only. Other expense for the six months ended September 30, 2019 was $505,520, in comparison with other expense of $110,210 for the six months ended September 30, 2018.

The following table breaks out the various components of our other expense for both periods:

	Six Months Ended	Six Months Ended
	9/30/19	9/30/18	Change
Loss on Debt Extinguishment	$447,011	$–	$447,011
Loss on Share for Warrant Exchanges	4,403	–	4,403
Interest Expense	54,106	110,210	(56,104)
Total Other Expense	$505,520	$110,210	$395,310

Loss on Debt Extinguishment

During the six months ended September 30, 2019, we reduced the conversion price on our outstanding convertible notes from $45.00 per share to $10.20 per share. The modification of the convertible notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. Under the extinguishment accounting we recorded a loss on debt extinguishment of $447,011.

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Loss on Common Stock for Warrant Cancellation

During the three months ended September 30, 2019, we agreed with five accredited investors to issue an aggregate of 1,078 shares of our common stock to these investors in exchange for the cancellation of outstanding warrants then held by the investors to purchase an aggregate of 10,759 shares of our common stock. We measured the fair value of the shares issued and the fair value of the warrants exchanged for those shares and recorded a loss of $4,403 on those exchanges based on the changes in fair value between the instruments exchanged.

Interest Expense

Interest expense was $54,106 for the six months ended September 30, 2019, and $110,210 for the six months ended September 30, 2018, a decrease of $56,104 in 2019. The various components of our interest expense are shown in the following table:

	Six Months Ended	Six Months Ended
	9/30/19	9/30/18	Change
Interest Expense	$23,819	$49,636	$(25,817)
Amortization of Note Discounts	30,287	60,574	(30,287)
Total Interest Expense	$54,106	$110,210	$(56,104)

The $56,104 decrease in our interest expense was due to the payoff of our convertible notes in July 2019.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss increased from approximately $2,554,000 in the six month period ended September 30, 2018 to $3,774,000 in the six month period ended September 30, 2019.

Basic and diluted loss attributable to common stockholders were ($2.91) for the six month period ended September 30, 2019, compared to ($2.14) for the six month period ended September 30, 2018.

Liquidity and Capital Resources

As of September 30, 2019, we had a cash balance of $785,658 and negative working capital of $268,824. This compares to a cash balance of $3,828,074 and working capital of $2,214,230 at March 31, 2019. Significant additional financing must be obtained in order to provide a sufficient source of operating capital and to allow us to continue to operate as a going concern. In addition, we will need to raise capital to complete anticipated future human clinical trials in the U.S. We anticipate the primary sources of this additional financing will be from proceeds from this offering and from our at-the-market offering program.

Our primary source of capital during the six months ended September 30, 2019 was our at-the-market agreement with H.C. Wainwright & Co., LLC, or H.C. Wainwright, described below. The cash raised from that source is described below.

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Common Stock Sales Agreement with Wainwright

On June 28, 2016, we entered into a Common Stock Sales Agreement, or the Agreement, with Wainwright, which established an at-the-market equity program pursuant to which we may offer and sell shares of our common stock from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our common stock having an aggregate offering price of up to $12,500,000, or the Shares.

Subject to the terms and conditions set forth in the Agreement, Wainwright agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided Wainwright with customary indemnification rights, and Wainwright is entitled to a commission at a fixed rate equal to three percent of the gross proceeds per Share sold. In addition, we agreed to pay certain expenses incurred by Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement, unless terminated earlier by either party as permitted under the Agreement.

Sales of the Shares, if any, under the Agreement will be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement. In connection with this offering, the Company has agreed to suspend sales under the Agreement for a period of 90 days from the date of the execution of the underwriting agreement, entered into between the Company and Wainwright, in connection with this offering.

In the six months ended September 30, 2019, we raised aggregate net proceeds of $423,234, net of $13,213 in commissions to Wainwright and $3,997 in other offering expenses, under this Agreement, through the sale of 62,427 shares at an average price of $6.78 per share of net proceeds.

Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Condensed Consolidated Statements of Cash Flows, are summarized as follows:

	(In thousands) For the six months ended
	September 30, 2019	September 30, 2018
Cash used in:
Operating activities	$(2,321)	$(1,809)
Investing activities	(120)	–
Financing activities	(601)	(86)
Net decrease in cash	$(3,042)	$(1,895)

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Net cash used in operating activities. We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $2,321,000 in the six month period ended September 30, 2019 compared to approximately $1,895,000 in the six month period ended September 30, 2018. The primary driver in this increase of approximately $512,000 in 2019 in cash used in operating activities was the $1,220,000 increase in our net loss which was partially offset by the non-cash debt extinguishment expense of approximately $447,000, an increase in our non-cash stock-based compensation of approximately $53,000, and the receipt of $100,000 under our Breast Cancer Grant that we recorded as deferred revenue.

Net cash used in investing activities. We used approximately $120,000 of cash to purchase laboratory and office equipment in the six months ended September 30, 2019. We had no investing activities in the three months ended September 30, 2018.

Net cash used in financing activities. During the six months ended September 30, 2019, we raised approximately $423,000 from the issuance of common stock. That source of cash from our financing activities was more than offset by the use of approximately $993,000 to partially pay down our convertible notes and the use of approximately $32,000 to pay for the tax withholding on restricted stock units for an aggregate use of cash in financing activities of approximately $602,000. During the six months ended September 30, 2018, we used approximately $86,000 to pay for the tax withholding on restricted stock units.

As of the date of this prospectus, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement, subject to successfully raising additional capital.

Critical Accounting Principles

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting estimates relate to revenue recognition, stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, deferred tax asset valuation allowance, and contingencies.

There have been no changes to our critical accounting policies as disclosed in our Form 10-K for the year ended March 31, 2019, except for the leases policy disclosed in Note 4 to the accompanying unaudited condensed consolidated financial statements included in Item 1 of our most recent Quarterly Report on Form 10-Q.

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Off-Balance Sheet Arrangements

We have no obligations required to be disclosed herein as off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by the Company’s latest Quarterly Report for the period ended September 30, 2019.

Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of such period, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, and are effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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BUSINESS

Overview

Aethlon Medical, Inc. is a medical device technology company focused on developing products to diagnose and treat life and organ threatening diseases. The Aethlon Hemopurifier® is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier® depletes the presence of circulating tumor-derived exosomes that promote immune suppression, seed the spread of metastasis and inhibit the benefit of leading cancer therapies. The U.S. Food and Drug Administration, or FDA, has designated the Hemopurifier® as a “Breakthrough Device” for two independent indications:

•	the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease; and

•	the treatment of life-threatening viruses that are not addressed with approved therapies.

We believe the Hemopurifier® can be a substantial advance in the treatment of patients with advanced and metastatic cancer through the clearance of exosomes that promote the growth and spread of tumors through multiple mechanisms. We are currently preparing for the initiation of clinical trials in patients with advanced and metastatic cancers. We are initially focused on the treatment of solid tumors, including head and neck cancer, gastrointestinal cancers and other cancers.

In October 2019, the FDA approved our Investigational Device Exemption, or IDE, application to initiate an Early Feasibility Study, or EFS, of the Hemopurifier® in patients with head and neck cancer in combination with standard of care pembrolizumab (Keytruda®).  The primary endpoint for the EFS, which will enroll 10 to 12 subjects at a single center, will be safety, with secondary endpoints including measures of exosome clearance and characterization, as well as response and survival rates.  The IDE approval is subject to FDA approval of Informed Consent documents from the trial site.

We also believe the Hemopurifier® can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses, or viruses with sugar substituted membranes, that are not addressed with an already approved treatment. In small-scale or early feasibility human studies, the Hemopurifier® has been used to treat individuals infected with HIV, hepatitis-C, and Ebola. Additionally, in vitro, the Hemopurifier® has been demonstrated to capture Zika virus, Lassa virus, MERS-CoV, cytomegalovirus, Epstein-Barr virus, Herpes simplex virus, Chikungunya virus, Dengue virus, West Nile virus, smallpox-related viruses, H1N1 swine flu virus, H5N1 bird flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these studies were conducted in collaboration with leading government or non-government research institutes.

We are also the majority owner of Exosome Sciences, Inc., or ESI, a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s activities is the advancement of a TauSome™ biomarker candidate to diagnose chronic traumatic encephalopathy, or CTE, in the living. ESI previously documented TauSome levels in former NFL players to be nine times higher than same age-group control subjects. Through ESI, we are also developing exosome based biomarkers in patients with, or at risk for, a number of cancers. We consolidate ESI’s activities in our consolidated financial statements.

We also recently announced the execution of a cross-licensing and development agreement with SeaStar Medical, Inc., which will be focused on co-development of our Hemopurifier® cartridge with SeaStar’s proprietary cartridges. This collaboration may allow the deployment of the Hemopurifier® into settings that lack dialysis infrastructure, such as chemotherapy infusion centers and field operations for life threatening viral epidemics.

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Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we plan to sell the Hemopurifier®. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier® treatment technology. We were formed on March 10, 1999. Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. All references to “us” or “we” are references to Aethlon Medical, Inc.

The Mechanism of the Hemopurifier®

The Aethlon Hemopurifier® is an affinity hemofiltration device designed for the single-use removal of exosomes and life-threatening viruses from the human circulatory system. In the United States, the Hemopurifier® is classified as a combination product whose regulatory jurisdiction is The Center for Devices and Radiological Health, or CDRH, the branch of FDA responsible for the premarket approval of all medical devices.

In application, our Hemopurifier® can be used on the established infrastructure of continuous renal replacement therapy, or CRRT, and dialysis instruments located in hospitals and clinics worldwide. It could also potentially be developed as part of a proprietary closed system with its own pump and tubing set, negating the requirement for dialysis infrastructure. Incorporated within the Hemopurifier® is a protein called a lectin that binds to a glycosylated, or sugar substituted, membrane which exosomes and most infectious viruses share.

The Hemopurifier® – Clinical Trials in Viral Infections

The initial development of the Hemopurifier was focused on viral infections. Initial trials were conducted overseas on dialysis patients with hepatitis C virus, or HCV, with a subsequent Early Feasibility Study conducted in the U.S. under an FDA approved Investigational Device Exemption, or IDE.

In March 2017, we concluded a study under an FDA-approved IDE in end stage renal disease patients on dialysis who were infected with HCV. The study was conducted at DaVita MedCenter Dialysis in Houston, Texas. We reported that there were no device-related adverse events in enrolled subjects who met the study inclusion-exclusion criteria. We also reported an average capture of 154 million copies of HCV (in International Units, I.U.) within the Hemopurifier® during four-hour treatments. Prior to this approval, we collected supporting Hemopurifier® data through investigational human studies conducted overseas.

The Hemopurifier® – Clinical Trials Conducted Overseas in Viral Infections

Ebola Virus

In December 2014, Time Magazine named the Hemopurifier® a “Top 25 Invention” as the result of treating an ebola-infected physician at Frankfurt University Hospital in Germany. The physician was comatose with multiple organ failure at the time of treatment with the Hemopurifier®. At the American Society of Nephrology Annual Meeting, Dr. Helmut Geiger, Chief of Nephrology at Frankfurt University Hospital reported that the patient received a single 6.5 hour Hemopurifier® treatment. Prior to treatment, viral load was measured at 400,000 copies/mL. Post-treatment viral load reported to be at 1,000 copies/mL. Dr. Geiger also reported that 242 million copies of Ebola virus were captured within the Hemopurifier® during treatment. The patient ultimately made a full recovery. Based on this experience, the Company filed an Expanded Access protocol with the FDA to treat Ebola virus infected patients in up to ten centers in the U.S. and a corresponding protocol was approved by HealthCanada. These protocols remain open allowing Hemopurifier treatment to be offered to patients presenting for care in both countries. In 2018, we applied for and were granted a Breakthrough Designation by the FDA “… for the treatment of life-threatening viruses that are not addressed with approved therapies.”

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Hepatitis C Virus, or HCV

Prior to FDA approval of the IDE feasibility study, we conducted investigational HCV treatment studies at the Apollo Hospital, Fortis Hospital and the Medanta Medicity Institute in India. In the Medanta Medicity Institute study, 12 HCV-infected individuals were enrolled to receive three six-hour Hemopurifier® treatments during the first three days of a 48-week peginterferon+ribavirin treatment regimen. The study was conducted under the leadership of Dr. Vijay Kher. Dr. Kher’s staff reported that Hemopurifier® therapy was well tolerated and without device-related adverse events in the 12 treated patients.

Of these 12 patients, ten completed the Hemopurifier®-peginterferon+ribavirin treatment protocol, including eight genotype-1 patients and two genotype-3 patients. Eight of the ten patients achieved a sustained virologic response, which is the clinical definition of treatment cure and is defined as undetectable HCV in the blood 24 weeks after the completion of the 48-week peginterferon+ribavirin drug regimen. Both genotype-3 patients achieved a sustained virologic response, while six of the eight genotype-1 patients achieved a sustained virologic response, which defines a cure of the infection.

Hemopurifier® - Human Immunodeficiency Virus, or HIV

In addition to treating Ebola and HCV-infected individuals, we also conducted a single proof-of-principle treatment study at the Sigma New Life Hospital in an AIDS patient who was not being administered HIV antiviral drugs. In the study, viral load was reduced by 93% as the result of 12 Hemopurifier® treatments, each four hours in duration, that were administered over the course of one month.

The Hemopurifier in Cancer

While hepatitis C is no longer a major commercial opportunity in developed markets due to the wide availability of curative, oral direct acting anti-viral agents, or DAAs, we continue to investigate potential viral targets for the Hemopurifier. Recently, however, our primary focus has been on the evaluation of the Hemopurifier in cancer, where we have shown in non-clinical studies that it is capable of clearing exosomes, which are subcellular particles that are secreted by both normal and malignant cells. Tumor derived exosomes, or TEX, have been shown in multiple laboratories to be critical components in the progression of cancers. They can mediate resistance to chemotherapy, resistance to targeted agents such as trastuzumab (Herceptin), metastasis and resistance to the newer immuno-oncology agents such as pembrolizumab (Keytruda). Based on these observations and data, in November 2019 the FDA granted us a second Breakthrough Designation “…for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease.”

In June 2019, we met with the FDA in Bethesda, Maryland to discuss the development program for the Hemopurifier in cancer. Following this meeting, in September 2019, we filed an IDE to support initiating an Early Feasibility Study, or EFS, to investigate the Hemopurifier in patients with advanced and/or metastatic squamous cell carcinoma of the head and neck in combination with pembrolizumab (Keytruda) which was recently approved in the front line setting. The IDE was approved on October 4, 2019, subject to final FDA review of the Informed Consent Form for the study. We are now preparing to initiate the trial, which will enroll 10 to 12 subjects at a single major cancer center in the U.S. Endpoints for the trial will include safety, clearance and characterization of cleared exosomes and clinical tumor response and survival.

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Exosome Sciences, Inc. – Majority Owned Biomarker Discovery Company

We are the majority owner of ESI, a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening disease conditions that may be current or future therapeutic targets for Aethlon Medical. At present, the priority of ESI is directed toward exosomal biomarkers to diagnose and monitor cancer and neurological disorders.

Since it began operations in 2013, ESI researchers disclosed the discovery of an exosomal biomarker that may be associated with neurodegenerative diseases that involve the abnormal accumulation of tau protein in the brain. These diseases, known as tauopathies, are a family of 21 different neurological disorders that include Alzheimer disease and chronic traumatic encephalopathy or CTE. Related to CTE, the ESI team was invited to participate in an NIH-funded research study with The Boston University CTE Center. In the study, ESI researchers investigated an exosomal tau biomarker, or TauSome, as a candidate to diagnose and monitor CTE in living individuals. At present, CTE can only be diagnosed through post-mortem brain autopsy.

The results of the study indicated that TauSome levels in blood of former professional American football players (a high CTE risk group) were significantly higher as compared to same-age group control subjects who did not participate in activities that involved repetitive head trauma. Additionally, high TauSome levels also correlated with poor performance in cognitive decline testing. These results were published in an article entitled “Preliminary Study of Plasma Exosomal Tau as a Potential Biomarker for Chronic Traumatic Encephalopathy” in the Journal of Alzheimer’s Disease on April 12, 2016.

To further validate these observations, ESI has initiated a follow-on study to evaluate TauSome levels in up to 200 former professional football players and control subjects. If fully enrolled, the study would be the largest study to date related to the advancement of a candidate biomarker to diagnose and monitor CTE in the living. Enrollment of study participants began in March 2018 at the Translational Genomics Research Institute, or TGE, in Phoenix, AZ. Kendall Van Keuren-Jensen, Ph.D., Co-Director of TGEN’s Center for Noninvasive Diagnostics is the principal investigator at this site location. Dr. Van Keuren-Jensen is a neurodegenerative disease thought leader whose research includes discovery and detection of biomarkers for central nervous system disorders. Additional site locations are anticipated.

In September 2019, we announced that ESI had entered into a collaboration with the Hoag Hospital Presbyterian in Newport Beach, California to identify and characterize potential early disease markers for cancer diagnostics, cancer progression and treatment resistance. The Principal Investigator on this study is Michael Demeure, M.D., program director of Precision Medicine at Hoag. Samples from patients at Hoag will be analyzed by ESI scientists to identify and characterize exosomal “liquid biopsy” markers of cancer incidence and progression.

We believe that the recently announced NCI-SBIR Phase II contract to develop a benchtop instrument to isolate and characterize exosomes could substantially expand the capabilities of the ESI programs.

U.S. Government Contracts

We have entered into the following three contracts/grants with the National Cancer Institute, or NCI, part of the National Institutes of Health, or NIH, over the past two years:

Phase 2 Melanoma Cancer Contract

On September 12, 2019, the NCI awarded to us an SBIR Phase II Award Contract, for NIH/NCI Topic 359, entitled “A Device Prototype for Isolation of Melanoma Exosomes for Diagnostics and Treatment Monitoring”, or the Award Contract. The Award Contract amount is $1,860,561 and runs for the period from September 16, 2019 through September 15, 2021.

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The work to be performed pursuant to this Award Contract will focus on melanoma exosomes. This work follows from our completion of a Phase I contract for the Topic 359 solicitation that ran from September 2017 through June 2018 (see Phase 1 Melanoma Cancer Contract below). Following on the Phase I work, the deliverables in the Phase II program will involve the design and testing of a pre-commercial prototype of a more advanced version of the exosome isolation platform.

No revenue was recognized under this contract in the three and six month periods ended September 30, 2019.

Phase 1 Melanoma Cancer Contract

We entered into a contract with the NIH on September 15, 2017. This award was under the NIH’s SBIR program which is designed to fund early stage small businesses that are seeking to commercialize innovative biomedical technologies. The title of the award is SBIR Topic 359 Phase 1 Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes. The award from NIH was a firm, fixed-price contract with potential total payments to us of $299,250 over the course of nine months.

Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each period of the contract. The NIH also had the unilateral right to require us to perform additional work under an option period for an additional fixed amount of $49,800. Under the terms of the contract, we were required to perform certain incremental work toward the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

In the six months ended September 30, 2018, we performed work under the contract covering the remainder of the technical objectives of the contract Aim 1: To validate the Hemopurifier as a device for capture and recovery of melanoma exosomes from plasma, and Aim 2: To validate a method of melanoma exosome isolation consisting of the Hemopurifier followed by mab-based immunocapture to select out the tumor-derived exosomes from non-malignant exosomes and Aim 3: To evaluate the functional integrity of melanoma exosomes purified by the Hemopurifier and immunocapture isolation steps. As a result, we invoiced NIH for $149,625 during the six months ended September 30, 2018. The Phase 1 Melanoma Cancer Contract is now completed.

Breast Cancer Grant

In September 2018, the NCI awarded us a government grant (number 1R43CA232977-01). The title of this SBIR Phase I grant is “The Hemopurifier Device for Targeted Removal of Breast Cancer Exosomes from the Blood Circulation.”

This NCI Phase I grant period originally ran from September 14, 2018 through August 31, 2019. In August 2019, we applied for and received a no cost, twelve month extension on this grant, so the expiration date was extended to August 31, 2020. The total amount of the firm grant is $298,444. The grant calls for two subcontractors to work with us. Those subcontractors are University of Pittsburgh and Massachusetts General Hospital.

During the six months ended September 30, 2019, we recognized $30,000 in government contract revenue under this grant as a result of the work involved in one of the three technical objectives of the contract: Aim 2. “Elution of a population of breast cancer exosomes from Hemopurifier cartridges that bear the signatures of malignancy based on expression of CSPG4 and HER2, for triple-negative or HER2-overexpressing cancers, respectively”. We also invoiced the NCI for an additional $100,000 during the six month period ended September 30, 2019 in order to pay our subcontractors under the contract. As we did not complete any additional technical objectives beyond Aim 2 noted above during the period, we recorded this $100,000 as deferred revenue as of September 30, 2019.

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Intellectual Property

We currently own or have license rights to an aggregate of 53 U.S. and foreign patents and patent applications and endeavor to continually improve our intellectual property position. We consider the protection of our technology, whether owned or licensed, to the exclusion of use by others, to be vital to our business. While we intend to focus primarily on patented or patentable technology, we may also rely on trade secrets, unpatented property, know-how, regulatory exclusivity, patent extensions and continuing technological innovation to develop our competitive position. We also own certain trademarks.

Our success depends in large part on our ability to protect our proprietary technology, including the Hemopurifier® product platform, and to operate without infringing the proprietary rights of third parties. We rely on a combination of patent, trade secret, copyright and trademark laws, as well as confidentiality agreements, licensing agreements and other agreements, to establish and protect our proprietary rights. Our success also depends, in part, on our ability to avoid infringing patents issued to others. If we were judicially determined to be infringing any third-party patent, we could be required to pay damages, alter our products or processes, obtain licenses or cease sales of products or certain activities.

To protect our proprietary medical technologies, including the Hemopurifier® product platform and other scientific discoveries, we have a portfolio of over 50 issued patents and pending applications worldwide. We currently have five issued U.S. patents and 29 issued patents in countries outside of the United States. In addition, we have 16 patent applications worldwide related to our Hemopurifier® product platform and other technologies. We are seeking additional patents on our scientific discoveries. In 2019, we filed several provisional patent applications related to our products and technologies.

It is possible that our pending patent applications may not result in issued patents, that we will not develop additional proprietary products that are patentable, that any patents issued to us may not provide us with competitive advantages or will be challenged by third parties and that the patents of others may prevent the commercialization of products incorporating our technology. Furthermore, others may independently develop similar products, duplicate our products or design around our patents. U.S. patent applications are not immediately made public, so it is possible that a third party may obtain a patent on a technology we are actively using.

There is a risk that any patent applications that we file and any patents that we hold or later obtain could be challenged by third parties and declared invalid or unenforceable For many of our pending applications, patent interference proceedings may be instituted with the U.S. Patent and Trademark Office, or the USPTO, when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. At the completion of the interference proceeding, the USPTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex, highly contested legal proceedings, and the USPTO’s decision is subject to appeal. This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, and if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us. Third parties can file post-grant proceedings in the USPTO, seeking to have an issued patent invalidated, within nine months of issuance. This means that patents undergoing post-grant proceedings may be lost, or some or all claims may require amendment or cancellation, if the outcome of the proceedings is unfavorable to us. Post-grant proceedings are complex and could result in a reduction or loss of patent rights. The institution of post-grant proceedings against our patents could also result in significant expenses.

Patent law outside the United States is uncertain and in many countries, is currently undergoing review and revisions. The laws of some countries may not protect our proprietary rights to the same extent as the laws of the United States. Third parties may attempt to oppose the issuance of patents to us in foreign countries by initiating opposition proceedings. Opposition proceedings against any of our patent filings in a foreign country could have an adverse effect on our corresponding patents that are issued or pending in the United States. It may be necessary or useful for us to participate in proceedings to determine the validity of our patents or our competitors’ patents that have been issued in countries other than the United States. This could result in substantial costs, divert our efforts and attention from other aspects of our business, and could have a material adverse effect on our results of operations and financial condition. Outside of the United States, we currently have pending patent applications or issued patents in Europe, India, Russia, Canada and Hong Kong.

In addition to patent protection, we rely on unpatented trade secrets and proprietary technological expertise. We cannot assure you that others will not independently develop or otherwise acquire substantially equivalent technology, somehow gain access to our trade secrets and proprietary technological expertise or disclose such trade secrets, or that we can ultimately protect our rights to such unpatented trade secrets and proprietary technological expertise. We rely, in part, on confidentiality agreements with our marketing partners, employees, advisors, vendors and consultants to protect our trade secrets and proprietary technological expertise. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors.

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The following table lists our issued patents and patent applications:

Patents Issued in the United States

PATENT NO.	PATENT TITLE	ISSUANCE DATE	EXPIRATION DATE
9,707,333	Extracorporeal removal of microvesicular particles	7/18/17	1/6/29
9,364,601	Extracorporeal removal of microvesicular particles	6/14/16	10/2/29
8,288,172	Extracorporeal removal of microvesicular particles	10/16/12	5/30/29
7,226,429	Method for removal of viruses from blood by lectin affinity hemodialysis	6/5/07	1/20/25
10,022,483	Method for removal of viruses from blood by lectin affinity hemodialysis	7/17/18	8/08/24

Patent Applications Pending in the United States

APPLICATION NO.	APPLICATION TITLE	FILING DATE
16/415,713	Affinity capture of circulating biomarkers	5/17/19
16/506,864	Brain specific exosome based diagnostics and extracorporeal therapies	7/09/19
16/036,608	Method for removal of viruses from blood by lectin affinity hemodialysis	7/16/18
16/459,220	Methods and compositions for quantifying exosomes	7/01/19
15/777,168	Plasma exosomal tau as a biomarker for chronic traumatic encephalopathy	5/17/18
62/818,623	Methods of improving the efficacy of immune checkpoint inhibitors	3/14/19
62/818,616	Methods of improving the efficacy of monoclonal antibodies	3/14/19
62/818,637	Systems and methods for capturing circulating exosomes	3/14/19

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Foreign Patents

PATENT NO.	PATENT TITLE	ISSUANCE DATE	EXPIRATION DATE
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Denmark)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (France)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Germany)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Ireland)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Great Britain)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Sweden)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Netherlands)	5/16/18	2/26/35
3110977	Brain specific exosome based diagnostics and extracorporeal therapies (Switzerland)	5/16/18	2/26/35
2353399	Method for removal of viruses from blood by lectin affinity hemodialysis (Russia)	4/27/09	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Belgium)	7/17/13	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Ireland)	7/17/13	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Italy)	7/17/13	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Great Britain)	7/17/13	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (France)	7/17/13	1/20/24
1624785	Method for removal of viruses from blood by lectin affinity hemodialysis (Germany)	7/17/13	1/20/24
2516403	Method for removal of viruses from blood by lectin affinity hemodialysis (Canada)	8/12/14	1/20/24
2591359	Methods for quantifying exosomes (Germany)	3/01/17	7/07/31
2591359	Methods for quantifying exosomes (France)	3/01/17	7/07/31
2591359	Methods for quantifying exosomes (Great Britain)	3/01/17	7/07/31
2591359	Methods for quantifying exosomes (Spain)	3/01/17	7/07/31
1993600	Extracorporeal removal of microvesicular particles (Switzerland)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Germany)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Spain)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (France)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Great Britain)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Italy)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Netherlands)	4/24/19	3/09/27
1993600	Extracorporeal removal of microvesicular particles (Sweden)	4/24/19	3/09/27
3366784	Brain specific exosome based diagnostics and extracorporeal therapies (Europe)	11/13/19	2/26/35

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Foreign Patent Applications

APPLICATION NO.	APPLICATION TITLE	FILING DATE
DE 112016001400.7	Methods of delivering regional citrate anticoagulation (RCA) during extracorporeal blood treatments	10/23/17
EP19161598.8	Extracorporeal removal of microvesicular particles (exosomes) (Europe)	3/8/19
9104740.6	Extracorporeal removal of microvesicular particles (exosomes) (Hong Kong)	3/9/07
8139/DELNP/2008	Extracorporeal removal of microvesicular particles (exosomes) (India)	3/9/07
2644855	Extracorporeal removal of microvesicular particles (Canada)	3/9/07
2939652	Brain specific exosome based diagnostics and extracorporeal therapies (Canada)	8/12/06
16867003.2	Plasma exosomal tau as a biomarker for chronic traumatic encephalopathy (Europe)	11/16/16

International Patent Applications

APPLICATION NO.	APPLICATION TITLE	FILING DATE
PCT/US2018/044576	Multiplex cerebrospinal fluid processing system	7/31/18

Assignment Agreement

On November 7, 2006, we executed an assignment agreement with the London Health Science Center Research, Inc. under which an invention and related patent rights for a method to treat cancer were assigned to us. The invention provides for the “Extracorporeal removal of microvesicular particles” for which the U.S. Patent and Trademark Office allowed a patent (Patent NO. 8,288,172) in the U.S. as of October 2012. The agreement provided for an upfront payment of 800 shares of unregistered common stock and a 2% royalty on any future net sales of all products or services, the sale of which would infringe in the absence of the assignment granted under this agreement. We are also responsible for paying certain patent application and filing costs. Under the assignment agreement, we own the patents until their expiration in May 2029. Under certain circumstances, ownership of the patents may revert to the London Health Science Center Research, Inc. if there is an uncured substantial breach of the assignment agreement.

Industry & Competition

The industry for treating infectious disease and cancer is extremely competitive, and companies developing new treatment procedures face significant capital and regulatory challenges. As our Hemopurifier® is a clinical-stage device, we have the additional challenge of establishing medical industry support, which will be driven by treatment data resulting from human clinical studies. Should our device become market cleared by FDA or the regulatory body of another country, we may face significant competition from well-funded pharmaceutical organizations. Additionally, we would likely need to establish large-scale production of our device in order to be competitive. We believe that our Hemopurifier® is a first-in-class therapeutic candidate and we are not aware of any affinity hemofiltration device being market cleared in any country for the single-use removal of circulating viruses or tumor-derived exosomes.

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Government Regulation

The Hemopurifier® is subject to regulation by numerous regulatory bodies, primarily the FDA, and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing, storage, distribution, advertising and promotion, and post-marketing surveillance reporting of medical devices. As the primary mode of action of the Hemopurifier® is attributable to the device component of this combination product, the FDA’s Center for Devices and Radiological Health, or CDRH, has primary jurisdiction over its premarket development, review and approval. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.

FDA’s Pre-market Clearance and Approval Requirements

Each medical device we seek to commercially distribute in the United States will require either a prior 510(k) clearance, unless it is exempt, or a pre-market approval from the FDA. Generally, if a new device has a predicate that is already on the market under a 510(k) clearance, the FDA will allow that new device to be marketed under a 510(k) clearance; otherwise, a PMA is required. Medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the Federal Food, Drug and Cosmetic Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification, including repair, replacement, or refund; records and reports; and good manufacturing practices. Most Class I devices are classified as exempt from pre-market notification under section 510(k) of the FD&C Act, and therefore may be commercially distributed without obtaining 510(k) clearance from the FDA. Class II devices are subject to both general controls and special controls to provide reasonable assurance of safety and effectiveness. Special controls include performance standards, post market surveillance, patient registries and guidance documents. A manufacturer may be required to submit to the FDA a pre-market notification requesting permission to commercially distribute some Class II devices. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III. A Class III device cannot be marketed in the United States unless the FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in orders to commercially distribute these devices. The FDA can also impose sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner. We believe that the Hemopurifier will be classified as a Class III device and as such will be subject to PMA submission and approval.

Pre-market Approval Pathway

A pre-market approval application must be submitted to the FDA for Class III devices for which the FDA has required a PMA. The pre-market approval application process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device.

After a pre-market approval application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days to review a filed pre-market approval application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.

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Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision making process. In addition, the FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulation, or QSR. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.

Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

Clinical Trials

Clinical trials are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. In the United States, for significant risk devices, these trials require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the trial, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards, or IRBs, at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. The FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.

Ongoing Regulation by the FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

•	medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•	corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health; and

•	post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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Some changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.

Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•	warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, voluntary or mandatory recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	delay in processing submissions or applications for new products or modifications to existing products;

•	withdrawing approvals that have already been granted; and

•	criminal prosecution.

The Medical Device Reporting laws and regulations require us to provide information to the FDA when we receive or otherwise become aware of information that reasonably suggests our device may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our products under development.

Heathcare Regulation

In addition to the FDA’s restrictions on marketing of pharmaceutical products, the U.S. healthcare laws and regulations that may affect our ability to operate include: the federal fraud and abuse laws, including the federal anti-kickback and false claims laws; federal data privacy and security laws; and federal transparency laws related to payments and/or other transfers of value made to physicians and other healthcare professionals and teaching hospitals. Many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. For example, states have anti-kickback and false claims laws that may be broader in scope than analogous federal laws and may apply regardless of payer. In addition, state data privacy laws that protect the security of health information may differ from each other and may not be preempted by federal law. Moreover, several states have enacted legislation requiring pharmaceutical manufacturers to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities, report information related to drug pricing, require the registration of sales representatives, and prohibit certain other sales and marketing practices. These laws may adversely affect our sales, marketing and other activities with respect to any product candidate for which we receive approval to market in the United States by imposing administrative and compliance burdens on us.

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Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities, particularly any sales and marketing activities after a product candidate has been approved for marketing in the United States, could be subject to legal challenge and enforcement actions. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. For example, in the U.S., the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, PPACA, among other things, reduced and/or limited Medicare reimbursement to certain providers and imposed an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions. Through subsequent legislative action, the excise tax has been suspended through December 31, 2019, unless additional legislative or executive action is taken. On December 14, 2018, a Texas U.S. District Court Judge ruled that the PPACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. While the Texas U.S. District Court Judge, as well as the Trump administration and CMS, have stated that the ruling will have no immediate effect pending appeal of the decision. In addition, the Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by two percent through fiscal year 2027. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors.

Coverage and Reimbursement

In both the U.S. and international markets, the use of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Should our products under development be approved for commercialization by the FDA, any such products may not be considered cost-effective, reimbursement may not be available in the U.S. or other countries, if approved, and reimbursement may not be sufficient to allow sales of our future products on a profitable basis. The coverage decisions of third-party payors will be significantly influenced by the assessment of our future products by health technology assessment bodies. If approved for use in the U.S., we expect that any products that we develop will be purchased primarily by medical institutions, which will in turn bill various third-party payors for the health care services provided to patients at their facility. Payors may include the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program and works in partnership with state governments to administer Medicaid, other government programs and private insurance plans. The process involved in applying for coverage and reimbursement from CMS is lengthy and expensive. Further, Medicare coverage is based on our ability to demonstrate that the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if products utilizing our Aethlon Hemopurifier® technology receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement by any payor, including by CMS. Many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies and amounts. However, no uniform policy for coverage and reimbursement for medical devices exists among third-party payors in the United States. Therefore, coverage and reimbursement can differ significantly from payor to payor.

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Sources and Availability of Raw Materials and the Names of Principal Suppliers

Our Hemopurifiers are assembled by Aethlon personnel in a manufacturing facility provided and maintained following current Good Manufacturing Practices by Life Science Outsourcing, Inc, or LSO. Aethlon personnel assemble the various components of the Hemopurifier with materials from our various suppliers, which are purchased and released by Aethlon and stored at LSO prior to use in manufacturing. Specifically, the Hemopurifier contains three critical components with limited available suppliers. The base cartridge on which the Hemopurifier is constructed is sourced from Medica S.p.A and we are dependent on the continued availability of these cartridges. Although there are other suppliers, the process of qualifying a new supplier takes time and regulatory approvals must be obtained. We currently purchase the diatomaceous earth from Janus Scientific, Inc., as the distributor; however, the product is manufactured by Imerys Minerals Ltd. There potentially are other suppliers of this product, but as with the cartridges, qualifying and obtaining required regulatory approvals takes time and resources. The GNA lectin is sourced from Vector Laboratories Inc. and also is available from other suppliers; however, Sigma Aldrich is the only approved back up supplier at this time. A business interruption at any of these sources could have a material impact on our ability to manufacture the Hemopurifier.

Employees

As of November 7, 2019, we had six full-time employees, consisting of our Interim Chief Executive Officer, our Chief Financial Officer, three research scientists and an executive assistant. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Facilities

We lease our headquarters located at 9635 Granite Ridge Drive, Ste. 100, San Diego, California 92123 pursuant to a lease agreement that expires on August 31, 2021. The lease covers 2,600 rentable square feet of executive office space. We believe this leased facility will be satisfactory for our office needs over the term of the lease.

We also lease approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Ste. 109, San Diego, California 92121 pursuant to a lease agreement that expires on November 30, 2020.

Legal Proceedings

From time to time, we may become involved in various claims and legal proceedings. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

The names, ages and positions of our directors and executive officers as of October 14, 2019 are listed below:

NAMES	TITLE OR POSITION(1)	AGE
Timothy C. Rodell, M.D., FCCP	Interim Chief Executive Officer and Director	68

Charles J. Fisher, Jr.	Chairman and Director	73

James B. Frakes	Chief Financial Officer, Senior Vice President – Finance and Secretary	62

Sabrina Martucci Johnson	Director	53

Edward G. Broenniman	Director	83

Chetan S. Shah, M.D.	Director	50

Guy F. Cipriani	Director	49

______________________

(1)	Our Board of Directors has determined that Messrs. Broenniman and Cipriani, Drs. Fisher and Shah and Ms. Johnson meet the requirements to be determined as “independent directors” for all purposes, including compensation committee and audit committee purposes, under the Nasdaq rules and for federal securities law purposes. Dr. Rodell is not independent as he also functions as an executive officer.

Executive Officers

Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer and Director

Dr. Rodell joined Aethlon Medical, Inc. as Interim Executive Officer and Director in December 2018. Prior to joining our Company, Dr. Rodell served as President, Chief Executive Officer and a Director of GlobeImmune, Inc., a public company developing immunotherapeutics for cancer, hepatitis and other viral diseases, from April 2002 to November 2016, and as a Director and consultant to GlobeImmune, Inc. from November 2016 to present. Dr. Rodell has been a managing partner at SMG, Inc., a company that provides pharmaceutical product evaluation and development, clinical and regulatory strategy, and evaluation of technology services for financial institutions, from 1999 to present. From 1999 to February 2002, Dr. Rodell was President, Chief Executive Officer and a Director of RxKinetix, Inc., a private drug delivery company. Previously Dr. Rodell held senior management positions at OXIS International, Inc. and Cortech, Inc. Dr. Rodell holds an M.D. from the University of North Carolina, Chapel Hill and is board certified in Internal Medicine and Pulmonary Medicine. We believe that Dr. Rodell’s clinical background and extensive management experience in the biotechnology industry, qualify him to serve as our Director.

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James B. Frakes, Chief Financial Officer and Senior Vice President – Finance

Mr. Frakes joined Aethlon Medical, Inc. in January 2008 and brought sixteen consecutive years of financial experience with publicly traded companies, as well as specific knowledge and experience in equity and debt transactions, acquisitions, public reporting and Sarbanes-Oxley Section 404 internal control requirements. Mr. Frakes also serves as the Chief Financial Officer of Exosome Sciences, Inc., our majority-owned subsidiary. He previously served as the Chief Financial Officer for Left Behind Games Inc., a start-up video game company. Prior to 2006, he served as Chief Financial Officer of NTN Buzztime, Inc., an interactive entertainment company. Mr. Frakes received an MBA from the University of Southern California and completed his BA with Honors at Stanford University.

Non-Executive Directors

Charles J. Fisher, Jr., M.D., Chairman and Director

Dr. Fisher became a Director of Aethlon Medical, Inc. in November 2017 and was appointed as our Chairman on November 27, 2017. Dr. Fisher served as Executive Chairman and Chief Executive Officer of Seastar Medical, Inc., a biotechnology company, from 2013 to July 2019. Dr. Fisher also has served as Chief Executive Officer of Margaux Biologics, Inc., a biotechnology company, since 2010. Prior to founding Margaux Biologics, he was Chief Medical Officer and Executive Vice President of Cardiome Pharma Corp. from 2005 to 2010, where he led the team that invented, developed, registered vernakalant, a novel, first in class, multi-ion channel drug for atrial fibrillation, Brinavess. Dr. Fisher served as Head, Section of Critical Care Medicine at The Cleveland Clinic Foundation, and has held Professor, Division Chief and Director positions at the University of California at Davis Medical Center, Case Western Reserve University and The Cleveland Clinic Foundation. His research in sepsis, inflammation, host defense and endothelial dysfunction led to his recruitment to Eli Lilly & Co., where he led the Xigris (activated Protein C) Global Product Team and successfully registered the first drug approved for the treatment of sepsis. Previously, he was Vice President for Global Pharmaceutical Development at Abbott Laboratories where, among other accomplishments, he guided the registration of Humira. Additionally, Dr. Fisher is a multi-tour combat veteran, with extensive military experience in Special Operations. He has served as a member of the Defense Science Research Council and on DARPA panels, including one focused on universal host defense. We believe Dr. Fisher is qualified to serve as our Director because of his strong background and experience in the life sciences industry and with public companies.

Sabrina Martucci Johnson, Director

Ms. Johnson became a Director of Aethlon Medical, Inc. in January 2018. Ms. Johnson founded Daré Bioscience, Inc., a biopharmaceutical company dedicated to advancement of innovative products for women’s reproductive health, in 2015 and has served as its President, Chief Executive Officer and a member of its Board of Directors since its inception. Prior to founding Daré, Ms. Johnson was President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015. Before serving as President of WomanCare Global Trading, Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the for-profit Trading division as well as the United Kingdom-based non-profit division, from November of 2012 to July of 2013, when she joined full time as WomanCare’s Chief Financial Officer and Chief Operating Officer until becoming President of the Trading division. Ms. Johnson currently serves on the YWCA of San Diego County Board of Directors, Athena San Diego Board of Directors, BIOCOM Board of Directors, Clearity Foundation Board of Directors, Tulane University School of Science & Engineering Board of Advisors, and Project Concern International Audit Committee. She holds an MIM from the American Graduate School of International Management (Thunderbird) with honors, a MSc. in Biochemical Engineering from the University of London, University College London, and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. We believe Ms. Johnson is qualified to serve as our Director due to her roles as an executive with public companies and her life sciences background.

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Edward G. Broenniman, Director

Mr. Broenniman became a director of Aethlon Medical, Inc. in March 1999. He has been the Managing Director of The Piedmont Group, LLC, a venture advisory firm, since 1978. Mr. Broenniman recently served on the Board of Directors of publicly traded QuesTech (acquired by CACI International), and currently serves on the Boards of two privately held firms. He serves on the Boards of the nonprofit entities, the Dingman Center for Entrepreneurship’s Board of Advisors at the University of Maryland, the National Association of Corporate Directors, National Capital Chapter (Founder, Chair from 2003 to 2005 and Director from 2001 to 2014) and the Board of the Association for Corporate Growth, National Capital Chapter. Mr. Broenniman received his MBA from Stanford Graduate School of Business and his BA from Yale University. We believe that Mr. Broenniman is qualified to serve as our Director because of his extensive management experience.

Chetan S. Shah, M.D., Director

Dr. Shah became a Director of Aethlon Medical, Inc. in June 2013. Dr. Shah is a board certified Otolaryngologist. He is an Advisory Board Member at The Bank of Princeton, and a partner and Board member of the Surgery Center at Hamilton, as well as Physician Management Systems and Princeton Eye & Ear, which he founded in 2009. Dr. Shah serves on the Board of two other private companies. He holds teaching positions and serves on multiple hospital committees in the area and is on the Audiology and Speech Language Pathology Committee for the State of New Jersey. Dr. Shah also was a member of the Board of Medical Examiners for the State of New Jersey. Dr. Shah received his Bachelor’s degree and Medical Degree from Rutgers University and Robert Wood Johnson Medical School. We believe that Dr. Shah is qualified to serve as our Director because of his medical background as both a board certified Otolaryngologist and a member of various medical boards and hospital committees in New Jersey.

Guy F. Cipriani, Director

Mr. Cipriani became a Director of Aethlon Medical, Inc. in June 2018. Since July 2017, Mr. Cipriani has served as Chief Business Officer at Microbion Corporation, a company focused on the development of a new class of antibiotic therapies for difficult to treat and resistant infections. From July 2012 to July 2017, he served as Vice President of Business Development at Cascadian Therapeutics and prior to that role, Mr. Cipriani served as Vice President of Business Development at Cardiome Pharma Corp. Prior to Cardiome, Mr. Cipriani served as Senior Director of Business Development for TransForm Pharmaceuticals, Inc. Mr. Cipriani began his pharmaceutical industry career at Eli Lilly & Company as a member of their Corporate Business Development team where he completed multiple in-licensing and out-licensing transactions for commercial, clinical and preclinical state assets. Mr. Cipriani holds a B.S.E.E., High Honors from Rochester Institute of Technology and an MBA from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Cipriani is qualified to serve as our Director due to his vast experience in business and transactional development and execution in the life sciences industry.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

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Board Composition

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of our Board of Directors are kept informed of our business activities through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Dr. Fisher serves as Chairman of our Board and Dr. Rodell as our Interim Chief Executive Officer, and we have not designated a lead independent director. Nevada law provides that each director holds office after the expiration of his or her term until a successor is elected and qualified, or until the director resigns or is removed, generally resulting in a term that extends to our next annual meeting of stockholders. Our Board of Directors presently has an audit committee, a compensation committee and a nominating and corporate governance committee, on each of which Drs. Fisher and Shah, Mr. Broenniman and Ms. Johnson serve as independent directors. Mr. Cipriani also serves on the compensation committee of the Board of Directors. Mr. Broenniman is Chairman of the audit committee, Dr. Shah is Chairman of the compensation committee and Mr. Broenniman is Chairman of the nominating and corporate governance committee.

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duties. Our Board of Directors has implemented separate committees for the areas of audit, compensation and nomination of directors, annual review of the independence of our audit and compensation committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other best practices.

Our Board of Directors has determined that five of our six current directors meet the independence requirements of the Nasdaq Capital Market, on which our common stock is listed. In the judgment of our Board of Directors, Dr. Rodell does not meet such independence standards. In reaching its conclusions, our Board of Directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between our Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions and Director Independence” below. Our Board of Directors determined that any relationships that exist or existed in the past between our Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board of Directors Meetings and Attendance

During the fiscal year ended March 31, 2019, our Board of Directors held five meetings and took action three times by written consent. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during the period he or she served as a Director, and (2) the total number of meetings held by committees of our Board of Directors on which he or she served, other than Ms. Johnson, who attended 70% of the aggregate number of meetings of our Board of Directors and meetings held by committees of our Board of Directors on which she served. With the exception of Dr. Rodell, who is required to attend our Annual Meeting, we do not currently have a policy with regard to attendance at annual meetings of stockholders by the remaining members of our Board of Directors. All members of our Board of Directors attended our previous Annual Meeting of Stockholders.

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Information Regarding Committees of the Board of Directors

The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2019 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy C. Rodell, M.D., FCCP
Charles J. Fisher, Jr.	X	X	X
Sabrina Martucci Johnson	X	X	X
Chetan S. Shah, M.D.	X	X*	X
Edward G. Broenniman	X*	X	X*
Guy F. Cipriani(1)		X
Total meetings in fiscal 2019	4	1	–(2)

______________________

*	Committee Chairperson

(1)	Appointed to the Board of Directors on June 19, 2018 and to the compensation committee on February 19, 2019.
(2)	One action by unanimous written consent.

Below is a description of each committee of the Board of Directors.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors formed an audit committee in May of 1999. Our Board of Directors has determined that Mr. Broenniman, due to his professional experience, meets the definition of an “audit committee financial expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of our audit committee members meets the Nasdaq Stock Market’s independence standards for members of such audit committees.

Each of the members of the audit committee has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. Our Board of Directors has determined that each of the members of the audit committee meets the independence requirements applicable to Nasdaq Capital Market companies. The audit committee has the authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full Board of Directors and to management, and recommends to the full Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The audit committee has adopted a charter, which can be found on our website under “Investor Relations – Corporate Governance.” The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

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Members of the audit committee:

Edward G. Broenniman (Chair)

Chetan S. Shah, M.D.

Charles J. Fisher, Jr., M.D.

Sabrina Martucci Johnson

Compensation Committee

Our compensation committee consists of Messrs. Fisher, Broenniman, and Cipriani and Ms. Johnson with Dr. Shah serving as the chair of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The Chairman establishes meeting agendas after consultation with other committee members. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, our Chief Executive Officer typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee establishes all bonus and equity incentive awards for all executive members of the management team. Our Board of Directors has determined that all members of the compensation committee meet the independence requirements applicable to Nasdaq Capital Market companies.

Our compensation committee considered compensation information previously provided in fiscal year 2015 and in 2017 by Barney & Barney, a Marsh & McLennan Agency LLC Company, a compensation consultant, that the compensation committee considered in determining cash compensation and equity awards. Barney & Barney engaged by our compensation committee to develop a peer group for market assessment and conduct a competitive compensation assessment for our executive management team, our Board of Directors and our broad-based employee population. Among other things, Barney & Barney provided competitive compensation data for purposes of benchmarking our equity grant values and targets, our bonus targets and structure, our total direct compensation, our target incentive opportunities and our base salaries and target total cash compensation for executive officers and directors.

The compensation committee has adopted a charter, which can be found on our website at “Investor Relations – Corporate Governance.” The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Johnson, Dr. Shah, and Mr. Fisher and Mr. Broenniman serves as the chair of our nominating and corporate governance committee.  The functions of this committee include, among other things:

•	overseeing our corporate governance functions on behalf of our Board of Directors;

•	making recommendations to our Board of Directors regarding corporate governance issues;

•	identifying and evaluating candidates to serve as directors of our Company consistent with criteria approved by our Board of Directors;

•	selecting director candidates or recommending such candidates to our Board of Directors for selection; and

•	reviewing and evaluating the performance of our Board of Directors.

We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations – Corporate Governance” section of our website at www.aethlonmedical.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended March 31, 2019 and March 31, 2018. The following table summarizes all compensation for fiscal years 2019 and 2018 received by our interim and former Chief Executive Officer, our Chief Financial Officer (who was our only other executive officer at the end of our fiscal year on March 31, 2019) and our former President.

Summary Compensation Table

NAMED EXECUTIVE OFFICER AND PRINCIPAL POSITION	FISCAL YEAR ENDED MARCH 31,	SALARY ($)	STOCK AWARDS ($)(5)	OPTION AWARDS ($)	TOTAL ($)
Timothy S. Rodell, M.D.(1) INTERIM CHIEF EXECUTIVE OFFICER	2019	$121,250	$–	$607,888	$729,138

James A. Joyce(2)	2019	$272,708	$–	$–	$272,708
FORMER CHIEF EXECUTIVE OFFICER	2018	$385,000	$–	$–	$385,000

James B. Frakes(3)	2019	$255,833	$30,000	$–	$285,833
CHIEF FINANCIAL OFFICER, SECRETARY AND SVP-FINANCE	2018	$235,000	$–	$–	$235,000

Rodney S. Kenley(4)	2019	$183,333	$–	$–	$183,333
FORMER PRESIDENT	2018	$275,000	$–	$–	$275,000

______________________

(1)	Dr. Rodell was appointed interim Chief Executive Officer on December 10, 2018. The aggregate number of stock option awards issued to Dr. Rodell and outstanding as of March 31, 2019 was 36,842.

(2)	The aggregate number of stock awards and stock option awards issued to Mr. Joyce and outstanding as of March 31, 2019 was 10,567 and 8,001, respectively. Effective December 10, 2018, Mr. Joyce resigned from his position as Chief Executive Officer. Effective August 20, 2019, the 8,001 stock options were cancelled in exchange for a cash payment of $100 to Mr. Joyce.

(3)	The aggregate number of stock awards and stock option awards issued to Mr. Frakes and outstanding as of March 31, 2019 was 867 and 1,667, respectively.

(4)	The aggregate number of stock option awards issued to Mr. Kenley and outstanding as of March 31, 2019 was 2,333. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and effective December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.

(5)	See Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 regarding the assumptions made in valuing the RSU awards in the above table.

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Employment Contracts

We entered into an employment agreement in connection with Dr. Rodell’s appointment as Interim Chief Executive Officer on December 10, 2018. Among other things, the employment agreement provides for (i) an annual base salary of $390,000, (ii) at the sole discretion of the compensation committee or our Board of Directors, an annual target cash performance bonus and (iii) an option to purchase 36,842 shares of our common stock, at an exercise price equal to the fair market value on the date of grant, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months, subject to acceleration of vesting in the event of a change in control (as defined in the employment agreement). In addition, in the event of a strategic transaction, as defined in the employment agreement, completed within two years of Dr. Rodell’s commencement of employment, he will receive a cash bonus equal to 50% of his then annual base salary and an additional equity grant such that Dr. Rodell’s equity interest in the Company is then equal to three percent. The option will be subject to standard four-year vesting, subject to full vesting if Dr. Rodell is terminated in connection with the strategic transaction.

On December 12, 2018, we entered into an employment agreement with Mr. Frakes providing for continuation of his annual base salary of $260,000. In addition, the agreement provides that Mr. Frakes is eligible for an annual cash performance bonus for each year. Whether Mr. Frakes receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of our Board of Directors (or the compensation committee thereof). The agreement also provides that if Mr. Frakes’ employment is terminated without cause, or if he resigns for good reason (each as defined in the agreement), then Mr. Frakes will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination. We did not pay any bonuses to Mr. Frakes during the fiscal years ended March 31, 2019 and 2018.

We entered into an employment agreement with Mr. Joyce on April 1, 1999. The agreement, which was cancelable by either party upon sixty days’ notice, was in effect until Mr. Joyce retired or ceased to be employed by us. Under the terms of the agreement, if Mr. Joyce was terminated without cause, he was to receive twelve payments equal to twelve months’ base salary. Mr. Joyce’s employment agreement also provided for medical insurance and disability benefits, if his employment was terminated by us without cause or due to a change in our control before the expiration of the agreement, and allowed for bonus compensation and stock option grants as determined by our Board of Directors. The agreement also contained restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of his duties for us, for a period of two years following the termination of his employment with us.

Effective December 10, 2018, Mr. Joyce resigned from his position on our Board of Directors and as Chief Executive Officer. In connection with Mr. Joyce’s resignation, on December 12, 2018, we entered into a Separation and Consulting Agreement with Mr. Joyce. The Separation and Consulting Agreement provides that, pursuant to the terms of Mr. Joyce’s employment agreement, we will provide him with the termination benefits specified in that agreement, which include, (i) commencing on the 30th day following his December 10, 2018 separation date, continued payment of his current base salary for twelve (12) months, and (ii) payment of COBRA premiums for up to twelve (12) months. The agreement also provides for a full general release of claims and continued compliance by Mr. Joyce with his post-employment obligations under the employment agreement. The agreement additionally provides that Mr. Joyce will provide consulting services to us for up to 10 hours per month for up to 12 months, for which we will pay Mr. Joyce $5,000 per month. The consulting relationship will continue until the earlier of: (i) the date that is twelve (12) months from the separation date; (ii) in the event of a breach by Mr. Joyce of his post-employment obligations (as set forth in the employment agreement), the date of any such breach; or (iii) a date mutually agreed between us and Mr. Joyce.

We did not pay any bonus compensation to Mr. Joyce during the fiscal years ended March 31, 2019 and 2018. Mr. Joyce received bonus compensation totaling $45,000 and $60,000 from Exosome Sciences, Inc., a majority-owned subsidiary of ours, for services rendered during the fiscal years ended March 31, 2019 and 2018, respectively. That bonus was based upon targets established by our compensation committee.

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Mr. Kenley was appointed our President on October 27, 2010. Pursuant to a written offer of employment executed by us and Mr. Kenley, he received an annual salary initially set at $240,000 and medical insurance benefits. We did not pay any bonuses to Mr. Kenley during the fiscal years ended March 31, 2018 and 2017. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and on December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.

Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors established a restricted stock unit program as a tool to provide stock-based compensation to our officers and directors. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs.

During the fiscal year ended March 31, 2019, 13,831 vested RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSUs in exchange for the Company paying the related withholding taxes on the share issuance, 7,484 of the RSUs were cancelled and we issued a net 6,347 shares to our executives.

During the fiscal year ended March 31, 2019, 9,699 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As four of our five independent directors elected to return 40% of their RSUs in exchange for cash in order to pay their withholding taxes on the share issuances, 3,165 of the RSUs were cancelled and we paid $54,278 in cash to those independent directors.

RSUs outstanding that have vested and are expected to vest as of March 31, 2019 are as follows:

Number of RSUs
Vested	2,858
Expected to vest	8,359
Total	11,217

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Outstanding Equity Awards at March 31, 2019

The following table sets forth certain information concerning stock awards granted to our named executive officers that remained outstanding as of March 31, 2019.

OPTIONS AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Name	(#)	(#)	($)	Date	(#)		($)(1)
James A.	3,3332)	‒	$187.50	09/27/20	10,567(9)		$150,580
Joyce	2,667(3)	‒	$75.00	07/01/23
	2,000(4)	‒	$142.50	06/06/24

James B.	667(5)	‒	$187.50	09/27/20	867(10)		$12,350
Frakes	667(6)	‒	$75.00	07/01/23
	333(5)	‒	$142.50	06/06/24

Rodney S.	1,333(7)	‒	$187.50	10/27/20	–(11)		$–
Kenley	667(6)	‒	$75.00	07/01/23
	333(5)	‒	$142.50	06/06/24

Timothy S. Rodell, M.D.	‒	36,842(8)	$18.75	12/10/28	‒	$	‒

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___________________

(1)	The market value of the RSU awards is based on a closing price of $14.25, which was the closing price on March 29, 2019, the last trading day of the fiscal year ended March 31, 2019.

(2)	This option was fully vested as of September 27, 2013, and was terminated on August 20, 2019.

(3)	This option was fully vested as of July 1, 2017, and was terminated on August 20, 2019.

(4)	This option was fully vested as of June 6, 2016, and was terminated on August 20, 2019.

(5)	This option was fully vested as of June 6, 2016.

(6)	This option was fully vested as of July 1, 2017.

(7)	This option was fully vested as of October 27, 2014.

(8)	An option to purchase 36,842 shares of common stock at a price of $18.75 per share was issued on December 10, 2018, vesting over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months

(9)	An aggregate of 42,267 RSUs were granted on August 9, 2016 to Mr. Joyce, 10,567 of such RSUs vested on the date of grant, with 2,642 of such RSUs vesting each quarter beginning January 1, 2017. Effective December 10, 2018, Mr. Joyce resigned from his position as Chief Executive Officer.

(10)	An aggregate of 3,467 RSUs were granted on August 9, 2016 to Mr. Frakes, 867 of such RSUs vested on the date of grant, with 217 of such RSUs vesting each quarter beginning January 1, 2017.

(11)	An aggregate of 3,467 RSUs were granted on August 9, 2016 to Mr. Kenley, 867 of such RSUs vested on the date of grant, with 217 of such RSUs vesting each quarter beginning January 1, 2017. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and effective December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.

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Equity Benefit Plans

Summary Equity Compensation Plan Data

The following table sets forth information, as of March 31, 2019, about our equity compensation plans in effect as of that date:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(3)(4)(5)	43,730	$19.05	115,153
Equity compensation plans not approved by security holders(1)	14,298	$175.50	653
Totals	58,028	$56.85	115,806

______________________

(1)	The description of the material terms of non-plan issuances of equity instruments is discussed in Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

(2)	Net of equity instruments forfeited, exercised or expired.

(3)	Includes RSU grants to our officers and directors during the fiscal year ended March 31, 2019.

(4)	On March 31, 2019 we had 115,153 shares available under our 2010 Stock Incentive Plan.

(5)	On March 28, 2016 the stockholders approved an increase of 200,000 shares of common stock authorized for issuance under the 2010 Stock Incentive Plan.

2010 Stock Incentive Plan

In August 2010, we adopted the 2010 Stock Incentive Plan, to provide incentives to attract, retain and motivate employees, directors and consultants, whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance through awards of options, the right to purchase common stock, stock bonuses and stock appreciation rights and other awards. We initially authorized a total of 4,667 shares of common stock for issuance under the 2010 Stock Incentive Plan.

On January 26, 2016, our Board of Directors approved an amendment to the 2010 Stock Incentive Plan to increase the total number of shares of common stock authorized for issuance under the plan to 211,333 shares, subject to amendment of our articles of incorporation to increase our authorized common stock. On March 29, 2016, our stockholders approved the Amended 2010 Stock Incentive Plan and an amendment of our articles of incorporation to increase our authorized common stock to 30,000,000 shares. On March 31, 2016, we filed a Certificate of Amendment to our articles of incorporation to effect the increase in our authorized common stock. As a result of such amendment, the Amended 2010 Stock Incentive Plan became effective on March 31, 2016. At March 31, 2019, we had 115,153 shares available for issuance under this plan.

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2012 Directors Compensation Program

In July 2012, our Board of Directors approved a board compensation program that modified and superseded the Company’s 2005 Directors Compensation Program (the “Non-Employee Director Plan”), which was previously in effect for our non-employee Directors. Under the Non-Employee Director Plan, an eligible director will receive initial and annual equity grants and cash compensation.

Under the Non-Employee Director Plan, as further amended in June 2014 and August 2016, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of our Board of Directors, options to acquire shares of common stock. RSUs granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant and will vest at a rate determined by our Board of Directors in its discretion, typically over one year, partially on the date of grant and in equal quarterly installments thereafter. Options granted under this plan will have an exercise price equal to the fair market value on the date of grant. Such options will have a term of ten years and will vest at a rate determined by our Board of Directors in its discretion.

In addition, under the Non-Employee Director Plan, at the beginning of each fiscal year, each existing director eligible to participate will receive a grant of $35,000 worth of RSUs or, at the discretion of our Board of Directors, options to acquire shares of common stock. RSUs granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by our Board of Directors in its discretion, typically in equal quarterly installments over one year. Options granted under this plan will have an exercise price equal to the Fair Market value on the date of grant. Such options will have a term of ten years and will vest at a rate determined by our Board of Directors in its discretion.

In lieu of per meeting fees, eligible directors receive an annual board retainer fee of $30,000. The Non-Employee Director Plan also provides for the following annual retainer fees: audit committee Chair - $5,000, compensation committee chair - $5,000, nominating and corporate governance committee chair - $5,000, audit committee member - $4,000, compensation committee member - $4,000, nominating and corporate governance committee member - $4,000 and lead independent director - $15,000.

The RSU grants and the changes to the Non-Employee Director Plan were approved and recommended by our compensation committee prior to approval by our Board of Directors.

Dr. Fisher additionally is compensated $90,000 per year for his services as Chairman of our Board of Directors. The Board has awarded compensation to non-employee directors in the past outside of the Non-Employee Director Plan.

Stand-alone grants

From time to time our Board of Directors grants common stock or options to purchase common stock or warrants to selected directors, officers, employees and consultants as equity compensation to such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated. There were no stock option grants on a stand-alone basis to either employees or directors during the fiscal years ended March 31, 2019 and March 31, 2018.

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Director Compensation

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended March 31, 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
James A. Joyce(1)		$–	$	‒	$	‒
Rodney S. Kenley(2)	$	‒	$	‒	$	‒
Timothy S. Rodell, M.D.(3)	$	‒	$	‒	$	‒
Charles J. Fisher, Jr., M.D.(4)		$124,000		$35,000		$159,000
Edward G. Broenniman(5)		$44,000		$35,000		$79,000
Chetan S. Shah, M.D.(6)		$43,000		$35,000		$78,000
Sabrina M. Johnson(7)		$34,000		$35,000		$69,000
Guy Cipriani(8)		$22,500		$50,000		$72,500

_______________

(1)	All compensation received by Mr. Joyce in fiscal year 2019 is disclosed in the Summary Compensation Table above. Mr. Joyce received no compensation as a director in fiscal year 2019. Mr. Joyce resigned from the Board in December 2018.

(2)	All compensation received by Mr. Kenley in fiscal year 2018 is disclosed in the Summary Compensation Table above. Mr. Kenley received no compensation as a director in fiscal year 2018. Mr. Kenley resigned from the Board in December 2018.

(3)	All compensation received by Dr. Rodell in fiscal year 2019 is disclosed in the Summary Compensation Table above. Dr. Rodell received no compensation as a director in fiscal year 2019.

(4)	In the fiscal year ended March 31, 2019, Dr. Fisher earned $90,000 in cash compensation for his services to us as non-executive Chairman and $34,000 in Board fees related to his role as a director and a member of our audit committee for an aggregate cash amount of $124,000. Dr. Fisher also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program.

(5)	In the fiscal year ended March 31, 2019, Mr. Broenniman earned $44,000 related to his role as a director, a member of our compensation committee, and as the chair of our audit committee and of our nominating and corporate governance committee. Mr. Broenniman also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program. Mr. Broenniman had 2,229 stock option awards issued and outstanding as of March 31, 2019. Mr. Broenniman received stock option grants of 800 shares on September 27, 2010, 246 shares on June 6, 2014, 569 shares on March 14, 2014, and 614 shares on July 24, 2012 for his service as an outside director. All of those stock option grants are fully vested.

(6)	In the fiscal year ended March 31, 2019, Dr. Shah earned $43,000 related to his role as a director, a member of our audit committee, and as the chair of our compensation committee. Dr. Shah also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program. Dr. Shah had 747 stock option awards issued and outstanding as of March 31, 2019. Dr. Shah received stock option grants of 246 on June 6, 2014 and 501 shares on July 24, 2012 for his service as an outside director. The June 2014 option vested 246 shares on March 31, 2015, and the 2014 option vested all 501 shares at grant.

(7)	In the fiscal year ended March 31, 2019, Ms. Johnson earned $34,000 for her roles as a director and a member of our audit committee. Ms. Johnson also received RSUs valued at $35,000 for her ongoing service as a Board member per the 2012 Directors Compensation Program.

(8)	In the fiscal year ended March 31, 2019, Mr. Cipriani earned $25,500 related to his role as a director, and as a member of our compensation committee. Mr. Cipriani also received RSUs valued at $50,000 for joining our Board per the 2012 Directors Compensation Program.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes all transactions since April 1, 2017, and all proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. In making such decisions our audit committee considers and approves or disapproves any related party transaction as defined under SEC Regulation Item 404, to the extent required by SEC regulations.

Strategic Cross-License Agreement

On June 30, 2019, we entered into a strategic joint cross-licensing agreement with SeaStar Medical, Inc. to jointly develop our and SeaStar’s respective medical devices to address the care and management of critically ill patients. Dr. Charles J. Fisher, Jr., our Chairman of the Board, was the Executive Chairman and Chief Executive Officer of SeaStar at the time the agreement was executed.

Other Transactions

Mr. Joyce received bonus compensation totaling $45,000 and $60,000 from Exosome Sciences, Inc., a majority-owned subsidiary of ours, for services rendered during the fiscal years ended March 31, 2019 and 2018, respectively. Each bonus was based upon targets established by our compensation committee.

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive and Director Compensation — Employment Contracts.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers and directors.  For information about our grants of stock option awards and RSUs to our named executive officers and our directors, refer to “Executive and Director Compensation — Director Compensation for 2019 Fiscal Year” and “Executive and Director Compensation — Director Compensation Program.”

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of October 31, 2019, with respect to the ownership of our common stock, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of each class of our capital stock, (ii) each of our directors and director nominees (if any), (iii) each of our named executive officers and (iv) all of our executive officers and directors as a group. As of such date, we had 1,441,275 shares of our common stock issued and outstanding, held by approximately 115 holders of record. The term “executive officer” is defined as the President/Chief Executive Officer, Chief Financial Officer/Treasurer, any vice-president in charge of a principal business function (such as administration or finance), or any other person who performs similar policy making functions for us. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws where applicable, except where otherwise noted:

NAME AND ADDRESS(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF BENEFICIAL OWNERSHIP
Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer and Director(2)	9,210	*
James B. Frakes, Chief Financial Officer(3)	4,164	*
Charles J. Fisher, Jr., M.D., Chairman and Director(4)	4,552	*
Edward G. Broenniman, Director(5)	9,374	*
Chetan Shah, M.D., Director(6)	30,110	2.1%
Sabrina Martucci Johnson, Director(7)	4,050	*
Guy F. Cipriani, Director(8)	2,883	*
James A. Joyce, Former Chief Executive Officer	22,772	1.6%
Rodney S. Kenley, Former President	3,719	*
Sachs Investment Group, LLC(9)	127,208	8.8%
All Current Directors and Executive Officers as a Group (9 members)	90,834	6.2%

______________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for each reporting person is c/o Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123.

(2)	Timothy C. Rodell, M.D., FCCP, was appointed Interim Chief Executive Officer and director on December 10, 2018. In connection with Dr. Rodell’s appointment, he received an option to purchase 36,842 shares of our common stock, at an exercise price equal to the fair market value on the date of grant, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months. As the above table was based on options vesting within 60 days of October 31, 2019, the first 25% vesting amount is presented as the beneficial share ownership for Dr. Rodell.

(3)	Includes 1,667 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 31, 2019, and 217 shares of common stock issuable upon settlement of restricted stock units, or RSUs, vesting within 60 days of August 20, 2019.

(4)	Includes 614 shares of common stock issuable upon settlement of RSUs vesting within 60 days of October 31, 2019.

(5)	Includes 2,229 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 31, 2019, and 614 shares of common stock issuable upon settlement of RSUs vesting within 60 days of October 31, 2019.

(6)	Includes 747 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 31, 2019, 614 shares of common stock issuable upon settlement of RSUs vesting within 60 days of October 31, 2019, and warrants to purchase an aggregate of 6,038 shares of common stock currently exercisable.

(7)	Includes 614 shares of common stock issuable upon settlement of RSUs vesting within 60 days of October 31, 2019.

(8)	Includes 614 shares of common stock issuable upon settlement of RSUs vesting within 60 days of October 31, 2019.

(9)	More-than-5% stockholder. Information regarding Sachs Investment Group, LLC is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2018. The principal business address of Sachs Investment Group, LLC is 1346 S. Third St., Louisville, KY 40208.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified in its entirety by reference to, our articles of incorporation, our bylaws and applicable provisions of Nevada corporate law. You should read our articles of incorporation and bylaws, which have been publicly filed with the SEC, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital consists of 30,000,000 shares of common stock, par value $0.001 per share. As of October 31, 2019, there were 1,441,275 shares of common stock issued and outstanding. Following approval by our stockholders at the Annual Meeting on October 14, 2019, our Board of Directors unanimously approved a reverse stock split of all issued and outstanding shares of our common stock, at a ratio of 1-for-15, pursuant to Nevada Revised Statutes, or NRS, 78.2055. The reverse stock split was implemented on October 14, 2019. Pursuant to the reverse stock split, every 15 shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in par value per share. The number of shares reserved for issuance under the Company’s equity compensation plans immediately prior to the effective time of the reverse split were reduced proportionately.

No fractional shares were issued in connection with the reverse stock split and, in accordance with NRS 78.205, any stockholder that otherwise would have held a fractional share of common stock as a result of the reverse stock split was issued such additional fraction of a share as was necessary to increase the fractional share to a full share. The reverse stock split affected all stockholders proportionately and did not affect any stockholder’s percentage ownership of the Company’s common stock, except to the extent that the reverse stock split results in any stockholder owning an additional fraction of a share as described above. All shares and per share amounts have been revised accordingly to reflect the reverse stock split.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Our bylaws provide that stockholders representing a majority of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting, but at any time during which shares of our capital stock are listed for trading on Nasdaq, stockholders representing not less than 33 1/3% of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting of stockholders. Except as otherwise required or permitted by Nevada law or our articles of incorporation or bylaws, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. If a quorum is present, directors are elected by a plurality of the votes cast.

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Options and Warrants Convertible into Common Stock

As of October 31, 2019, there were outstanding options entitling the holders to purchase 51,124 shares of our common stock at a weighted average exercise price of $44.12 per share.

As of October 31, 2019, there were outstanding warrants entitling the holders to purchase 321,613 shares of our common stock at a weighted average exercise price of $37.76 per share.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of our common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

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In addition, our authorized but unissued shares of common stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The Board of Directors is also authorized to adopt, amend or repeal our Bylaws, which could delay, defer or prevent a change in control.

Registration Rights

Certain holders of our outstanding warrants to purchase up to 52,139 shares of our common stock are entitled to require us to register pursuant to a registration statement for filing with the SEC their respective shares of common stock issuable upon exercise of such warrants. These warrants have exercise prices ranging from $20.63 to $135.00 per share of common stock issuable upon exercise of the warrants and expiration dates ranging from July 1, 2020 through September 29, 2022. The registration of these shares of our common stock pursuant to the exercise of the registration rights would enable the holders to trade these shares without restriction under the Securities Act. In addition, the Company currently has shares of common stock issuable upon exercise of outstanding warrants registered on registration statements on Form S-1 (333-219589 and 333-205832) on file with the Commission.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “AEMD”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services. The transfer agent’s address is P.O. Box 30170, College Station, TX 77842.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 1,901,140 shares of our common stock and/or pre-funded warrants to purchase shares of our common stock and (ii) accompanying common warrants to purchase up to an aggregate of 1,901,140 shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a common warrant to purchase one share of common stock. The shares of common stock or pre-funded warrants and accompanying common warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and common warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

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Common Warrants

The following summary of certain terms and provisions of Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrants for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price. Each common warrant offered hereby will have an initial exercise price per share equal to $____. The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be issued for every one share of common stock purchased in this offering. The common warrants will be issued in certificated form.

Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, the common warrants may be transferred at the election of the holder upon surrender of the common warrant to the warrant agent together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their common warrants.

Fundamental Transaction.    In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require us or our successor entity to purchase the common warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the common warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within our control, including not approved by our board of directors, the holder will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the value per share of Common Stock in the Fundamental Transaction for each Warrant Share underlying this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital in the future. As described below, only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below. Nonetheless, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of September 30, 2019, upon the completion of this offering and assuming (i) no exercise of the underwriters’ option to purchase additional shares of common stock and/or common warrants from us and (ii) no exercise of outstanding options or warrants (or pre-funded warrants or common warrants offering in this offering), an aggregate of 3,238,399 shares of common stock will be outstanding.

All of the shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. Certain of the outstanding shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if their offer and sale are registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 promulgated under the Securities Act.

As a result of lock-up agreements and market standoff provisions described below and the provisions of Rules 144, based on the number of shares of our common stock outstanding on September 30, 2019, shares of our common stock will be available for sale in the public market as follows:

•	3,167,911 shares of our common stock will be eligible for immediate sale upon the closing of this offering; and

•	approximately 70,488 additional shares of our common stock will be eligible for sale upon expiration of lock-up agreements entered into in connection with this offering described below, beginning 90 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of our company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act. In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

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Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Registration Rights

Certain holders of outstanding warrants to purchase shares of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Registration Statement on Form S-8

We have filed with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2010 Stock Incentive Plan. Accordingly, shares registered under this registration statement are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects relating thereto. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person.”

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

This discussion is limited to non-U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. estate or gift tax, or any state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt and governmental organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, U.S. expatriates and certain former citizens or long-term residents of the United States, persons subject to special tax accounting rules under Section 451(b) of the Code, and “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

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In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences with respect to the matters discussed below.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, reducing such holder’s adjusted tax basis in the common stock (but not below zero). Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy relevant certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income is taxed, on a net income basis, at the same graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders are urged to consult their tax advisors regarding the potential applicability of an income tax treaty.

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Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed, on a net income basis, at the graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” (as defined in the Code). Even if we are or become a U.S. real property holding corporation, provided that our common stock is “regularly traded” (as defined in the applicable Treasury Regulations) on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that such holder is not a “United States person” (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

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Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of a specific income tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on certain payments with respect to our common stock made to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% also applies to certain payments with respect to our common stock made to a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The withholding provisions described above currently apply to dividends on our common stock and, subject to the proposed regulations described in the next sentence, will apply to gross proceeds of a sale or other disposition of our common stock. The Treasury Department has released proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED OR RECENT CHANGES IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS OR UNDER ANY APPLICABLE TAX TREATY.

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UNDERWRITING

We have entered into an underwriting agreement, dated                    , 2019, with H.C. Wainwright & Co., LLC (the “representative” or “Wainwright”), as the representative of the underwriters named below and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	SHARES	PRE-FUNDED WARRANTS	COMMON WARRANTS
H.C. Wainwright & Co., LLC
Total

We have been advised by the underwriters that they propose to offer the shares and/or pre-funded warrants and accompanying common warrants directly to the public at the public offering prices set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $           per share and $           per common warrant.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities in this offering is subject to conditions contained in the underwriting agreement. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part. The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

No action has been taken by us or the underwriters that would permit a public offering of the securities included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the shares in any jurisdiction where that would not be permitted or legal.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

		Per Share	Per Pre-Funded Warrant	Per Common Warrant	Total Without Option Exercise	Total With Full Option Exercise
Public offering price	$		$	$	$	$
Underwriting discounts and commissions to the underwriters by us (1)	$		$	$	$	$
Proceeds to us (before expenses)	$		$	$	$	$

(1)	Underwriting discounts and commissions with respect to the sale of shares and/or pre-funded warrants and accompanying common warrants will be 6.0%, except that underwriting discounts and commissions with respect to the sale of shares and/or pre-funded warrants and accompanying common warrants to certain investors identified by us will be 3.0% if such investors participate in this offering.

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We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $           and is payable by us. Subject to compliance with FINRA Rule 5110(f), we have agreed to reimburse the representative for its non-accountable expenses in the amount of $50,000, for its out-of-pocket expenses, including legal fees, up to $100,000, and for its clearing expenses in the amount of $10,000 in connection with this offering. We have also agreed to pay to the representative a management fee equal to 1% of the aggregate gross proceeds in this offering.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 285,171 additional shares of common stock and/or common warrants to purchase up to 285,171 shares of common stock (15% of the number of shares (including the number of shares underlying the pre-funded warrants) and/or 15% of the common warrants sold in this offering) in any combination thereof. Any shares of common stock and common warrants so purchased shall be sold at the public offering price per share or public offering price per common warrant, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. If any additional shares or common warrants are purchased pursuant to this option, the underwriters will offer these additional shares and common warrants on the same terms as those on which the other shares and common warrants are being offered hereby.

Representative Warrants

In addition, we have agreed to issue to the representative or its designees warrants to purchase a number of shares of common stock equal to 3% of the aggregate number of shares of common stock and pre-funded warrants (including shares of common stock issued upon exercise of the option to purchase additional shares) in this offering with an exercise price of $             per share (or 125% of the public offering price). The representative’s warrants will be exercisable immediately and for five years from the effective date of the registration statement of which this prospectus forms a part and will be in the form of the common warrant, except as otherwise required by FINRA. Pursuant to FINRA Rule 5110(g), the representative’s warrants and any shares issued upon exercise of the underwriter warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period. The representative’s warrants are registered in the registration statement of which this prospectus is a part.

We have granted the representative a right of first refusal to act as sole book-running manager, sole underwriter or sole placement agent in connection with any public or private offering or other capital-raising financing of equity, equity-linked or debt securities by us or any subsidiary using an underwriter or placement agent, which right extends for six months from the closing date of this offering.

The representative shall also be entitled to the foregoing cash commission and warrant compensation with respect to investors contacted by or introduced to us by the representative during the term of our engagement of the representative that participate in a public or private offering or capital-raising transaction during the three month period following the termination of our engagement of the representative.

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Lock-up Agreements

Our officers and directors have agreed with the representative to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain customary exceptions. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, subject to certain customary exceptions, and a restriction on the issuance of variable priced securities for 12 months following the closing of this offering, subject to an exception, without the consent of Wainwright.

Determination of Offering Price

The public offering price of the securities offered by this prospectus was determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock. The offering price is determined by market conditions and other factors, and we cannot assure you that the shares of common stock can be resold at or above the public offering price.

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Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in connection with our common stock.

•	Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriter may close out any short position by exercising its option to purchase additional shares and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Indemnification

We have agreed to indemnify the underwriters and selected dealers against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters or selected dealers may be required to make for these liabilities.

Other Relationships

The representative and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The representative has received, or may in the future receive, customary fees and commissions for these transactions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Nasdaq Listing

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “AEMD.”

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LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the enforceability of the common warrants, pre-funded warrants and underwriter warrants offered by this prospectus, and any supplement thereto, will be passed upon by Cooley LLP, San Diego, California. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Aethlon Medical, Inc. as of March 31, 2019 and 2018 and for each of the years in the two-year period ended March 31, 2019 incorporated in this Prospectus and Registration Statement by reference from the Aethlon Medical, Inc. Annual Report on Form 10-K for the year ended March 31, 2019 have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s uncertainty to continue as a going concern) incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available at the website of the SEC referred to above. We maintain a website at http://www.aethlonmedical.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information”. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions:

1. The Company’s Annual Report on Form 10-K for the year ended March 31, 2019, filed with the SEC on July 1, 2019;

2. The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019, filed with the SEC on August 16, 2019 and November 1, 2019, respectively;

3. The Company’s Reports on Form 8-K filed on April 17, 2019, May 8, 2019, July 11, 2019, August 12, 2019, September 12, 2019, September 16, 2019, September 24, 2019, October 3, 2019 and October 15, 2019; and

4. The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the Commission on July 8, 2015 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference all documents (other than Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (858) 459-7800 or by writing to us at the following address:

Aethlon Medical, Inc.
9635 Granite Ridge Drive, Suite 100

San Diego, California 92123
Attn.: Chief Financial Officer

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DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITY

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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1,901,140 Shares of Common Stock
Pre-Funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase up to 1,901,140 Shares of Common Stock

Prospectus

H.C. Wainwright & Co.

The date of this prospectus is                    , 2019

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Aethlon Medical, Inc., in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount paid or to be paid
SEC registration fee	$1,520.69
FINRA filing fee	2,250.88
Legal fees and expenses	275,000.00
Accounting fees and expenses	40,000.00
Miscellaneous expenses	15,000.00

Total	$333,771.57

Item 14. Indemnification of Directors and Officers.

We are incorporated in Nevada. Section 78.7502(1) of the Nevada Revised Statutes, or NRS, provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by NRS 78.138(3) has been rebutted and it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

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NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

Bylaws

Our bylaws include express provisions providing for the indemnification of our directors and officers to the fullest extent permitted under the NRS, and the mandatory payment by us of expenses incurred by such persons in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by us. Our bylaws also permit us to purchase and maintain insurance or make other financial arrangements on behalf of any such person for certain liability and expenses, whether or not we have the authority to indemnify such person against such liability and expenses.

Liability Insurance

We maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role, including insurance for claims against these persons brought under securities laws. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy as in effect at the time of a claim, if any. There is no assurance that we will maintain liability insurance for our directors and officers.

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Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us over the last three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such securities and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On December 30, 2016, the Company entered into a securities purchase agreement with two accredited investors, pursuant to which the investors purchased an aggregate of $680,400 principal amount of convertible promissory notes issued by the Company, or Notes, inclusive of a due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400, and (b) warrants to purchase an aggregate of 10,505 shares of the Company’s common stock. The warrants were initially exercisable at an exercise price of $67.50 per share. The warrants are exercisable for five years from the initial issuance date.

On March 22, 2017, we Company entered into a securities purchase agreement (the “March 2017 Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 38,334 shares of our common stock, at a purchase price of $52.50 per share, in a registered direct offering. Concurrently with the registered offering of the common stock, the Company sold in a private placement to the investors in that offering warrants purchase an aggregate 38,334 shares of our common stock, at an exercise price equal to $59.25 per share of common stock. The warrants are exercisable for five years from the initial issuance date. The March 2017 Purchase Agreement also provided for the exchange by the Company of an aggregate of 17,600 then outstanding warrants previously issued by the Company to the investors in December 2014 for an aggregate of 13,200 shares of our common stock.

In March 2017, we issued an aggregate of 1,383 shares of our common stock to two accredited investors as payment for accrued interest on then outstanding Notes.

In April 2017, we issued an aggregate of 1,000 shares of our common stock to an accredited investor as payment for investor relations services provided to the Company.

In April 2017, we issued an aggregate of 766 shares of our common stock to two accredited investors in exchange for the cancellation of then outstanding warrants previously held by these investors to purchase an aggregate of 1,533 shares of our common stock.

In June 2017, we issued an aggregate of 3,856 shares of our common stock to two accredited investors in exchange for the cancellation of then outstanding warrants previously held by these investors to purchase an aggregate of 5,142 shares of our common stock.

In July 2017, we issued an aggregate of 367 shares of our common stock to an accredited investor in exchange for the cancellation of then outstanding warrants previously held by the investor to purchase an aggregate of 733 shares of our common stock.

In March and October of 2017, the Company issued to various accredited investors affiliated with the Company’s placement agent, H.C. Wainwright & Co., LLC, warrants to purchase an aggregate of 12,063 shares of our common stock at exercise prices ranging from $20.63 to $65.63 per share. The warrants are exercisable for five years from the initial issuance date.

In September 2017, we issued an aggregate of 8,061 shares of our common stock to two accredited investors as payment for accrued interest on then outstanding Notes.

In July 2018, we issued an aggregate of 1,000 shares of our common stock to an accredited investor as payment for investor relations services provided to the Company.

In July, August, September and November 2019, we issued an aggregate of 1,714 shares of our common stock to seven accredited investors in exchange for the cancellation of then outstanding warrants previously held by these investors to purchase an aggregate of 17,134 shares of our common stock.

The offers, sales and issuances of the securities described in above paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) (or Regulation D promulgated thereunder) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D. No underwriters were involved in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit Number	Date	Filed Herewith

1.1	Form of Underwriting Agreement.					X

3.1	Articles of Incorporation.	S-3	333-211151	3.1	May 5, 2016

3.2	Amended and Restated Bylaws of the Company.	8-K	001-37487	3.1	September 12, 2019

4.1	Form of Common Stock Certificate.	S-1	333-201334	4.1	December 31, 2014

4.2	Form of Common Stock Purchase Warrant dated August 29, 2012.	8-K	000-21846	4.1	September 6, 2012

4.3	Form of Common Stock Purchase Warrant dated October, November and December 2012.	10-Q	000-21846	4.1	February 13, 2013

4.4	Form of Common Stock Purchase Warrant dated June 14, 2013.	10-Q	000-21846	4.1	August 13, 2013

4.5	Form of Common Stock Purchase Warrant dated June 24, 2014.	8-K	000-21846	4.1	June 30, 2014

4.6	Form of Common Stock Purchase Warrant dated July 24, 2014.	8-K	000-21846	4.1	July 28, 2014

4.7	Form of Common Stock Purchase Warrant dated August and September 2014.	10-Q	000-21846	4.3	November 10, 2014

4.8	Form of Warrant to Purchase Common Stock dated June 25, 2015.	8-K	000-21846	4.1	June 24, 2015

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4.9	Form of Purchase Agent Warrant dated June 25, 2015.	8-K	000-21846	4.1	June 26, 2015

4.10	Form of Warrant Agreement dated March 27, 2017.	8-K	001-37487	4.1	March 22, 2017

4.11	Form of Warrant dated _______, 2017.	S-1/A	333-219589	4.29	September 18, 2017

4.12	Form of Placement Agent Warrant dated _______, 2017.	S-1/A	333-219589	4.30	September 22, 2017

4.13	Form of Pre-Funded Warrant.					X

4.14	Form of Warrant to Purchase Common Stock.					X

4.15	Form of Underwriter Warrant.					X

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.					X

5.2	Opinion of Cooley LLP.					X

10.1	Amended 2010 Stock Incentive Plan. ++	8-K	001-37487	10.1	March 30, 2016

10.2	Standard Industrial Net Lease, by and between Glenborough Aventine, LLC and Aethlon Medical, Inc., dated September 28, 2009.	10-Q	000-21846	10.6	November 16, 2009

10.3	Second Amendment to Standard Industrial Net Lease, by and between AGP Sorrento Business Complex and Aethlon Medical, Inc., dated October 10, 2014.	S-1	333-201334	10.52	December 31, 2014

10.4	Office Lease, by and between T-C Stonecrest LLC and Aethlon Medical, Inc., dated November 13, 2014.	8-K/A	000-21846	10.1	November 19, 2014

10.5	UCI Clinical Trial Agreement, by and between The Regents of the University of California, on behalf of its Irvine campus and Aethlon Medical, Inc., dated March 24, 2015.	8-K	000-21846	10.1	April 15, 2015

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10.6	Securities Purchase Agreement, by and among the Investors set forth on the signature pages therein and Aethlon Medical, Inc., dated June 23, 2015.	8-K	000-21846	10.1	June 24, 2015

10.7	Registration Rights Agreement, by and among the investors listed on the Schedule of Buyers therein and Aethlon Medical, Inc., dated June 23, 2015.	8-K	000-21846	10.2	June 24, 2015

10.8	Third Amendment to Standard Industrial Net Lease, by and between AGP Sorrento Business Complex, L.P. and Aethlon Medical, Inc., dated October 21, 2015.	10-Q	001-37487	10.5	November 16, 2015

10.9	Common Stock Sales Agreement, by and between H.C. Wainwright & Co., LLC and Aethlon Medical, Inc., dated June 28, 2016.	8-K	001-37487	10.1	June 28, 2016

10.10	Amendment No. 1 to Common Stock Sales Agreement, by and between H.C. Wainwright & Co., LLC and Aethlon Medical, Inc., dated June 28, 2016.	8-K	001-37487	10.1	August 12, 2019

10.11	Aethlon Medical, Inc. 2012 Non-Employee Directors Compensation Program, as Modified on August 9, 2016. ++	8-K	001-37487	10.1	August 10, 2016

10.12	Fourth Amendment to Standard Industrial Net Lease, by and between AGP Sorrento Business Complex, L.P. and Aethlon Medical, Inc., dated October 5, 2016.	10-K	001-37487	10.80	June 28, 2017

10.13	Form of Securities Purchase Agreement, by and among each purchaser identified on the signature pages therein and Aethlon Medical, Inc., dated March 22, 2017. ++	8-K	001-37487	10.1	March 22, 2017

10.14	Form of Securities Purchase Agreement, by and among each purchaser identified on the signature pages therein and Aethlon Medical, Inc., dated September ______, 2017. ++	S-1	333-220490	10.84	September 15, 2017

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10.15	Fifth Amendment to Standard Industrial Net Lease, by and between AGP Sorrento Business Complex, L.P. and Aethlon Medical, Inc., dated October 16, 2017.	10-Q	001-37487	10.1	November 2, 2017

10.16	Sixth Amendment to Standard Industrial Net Lease, by and between AGP Sorrento Business Complex, L.P. and Aethlon Medical, Inc., dated September 18, 2018.	10-Q	001-37487	10.1	November 6, 2018

10.17	Separation and Consulting Agreement, by and between Aethlon Medical, Inc. and James Joyce, dated December 10, 2018. ++	10-Q	001-37487	10.1	February 11, 2019

10.18	Employment Agreement, by and between Aethlon Medical, Inc. and Timothy C. Rodell, dated December 10, 2018. ++	10-Q	001-37487	10.2	February 11, 2019

10.19	Employment Agreement, by and between Aethlon Medical, Inc. and James Frakes, dated December 12, 2018. ++	10-Q	001-37487	10.3	February 11, 2019

10.20	Form of Indemnification Agreement for Officers and Directors. ++	10-Q	001-37487	10.4	February 11, 2019

10.21	Form of Option Grant Agreement for Officers and Directors. ++	10-Q	001-37487	10.5	February 11, 2019

10.22	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Directors. ++	10-Q	001-37487	10.6	February 11, 2019

10.23	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Executives. ++	10-Q	001-37487	10.7	February 11, 2019

10.24	Strategic Joint Cross-Licensing Agreement, by and between the Registrant and SeaStar Medical, Inc., dated June 30, 2019.	10-Q	001-37487	10.1	August 14, 2019

10.25	Seventh Amendment to Standard Industrial Net Lease, by and between Aethlon Medical Inc. and San Diego Inspire 1, LLC., dated September 9, 2019.	10-Q	001-37487	10.1	November 1, 2019

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10.26	SBIR Phase II Award Contract, by and among Aethlon Medical, Inc., the National Institutes of Health and the National Cancer Institute, dated September 12, 2019.	10-Q	001-37487	10.2	November 1, 2019

10.27	Assignment Agreement, by and between Aethlon Medical, Inc. and London Health Sciences Center Research Inc., dated November 7, 2006.	S-1	001-37487	10.27	November 15, 2019

21.1	List of subsidiaries.	S-1	333-201334	21.1	December 31, 2014

23.1	Consent of Independent Registered Public Accounting Firm (Squar Milner LLP).					X

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).					X

23.3	Consent of Cooley LLP (included in Exhibit 5.2).					X

24.1	Power of Attorney (reference is made to the signature page of the registration statement filed by the Registrant on November 15, 2019).					X

___________________

++	Indicates management contract or compensatory plan.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto, which are incorporated herein by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

110

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

111

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 11th day of December, 2019.

AETHLON MEDICAL, INC.

By:	/s/ Timothy C. Rodell, M.D.
Timothy Rodell, M.C. Chief Executive Officer

112

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Timothy C. Rodell, M.D. * Timothy C. Rodell, M.D.	Chief Executive Officer (Principal Executive Officer)	December 11, 2019

/s/ James B. Frakes James B. Frakes	Chief Financial Officer (Principal Accounting Officer)	December 11, 2019

/s/ Edward G. Broenniman * Edward G. Broenniman	Director	December 11, 2019

/s/ Chetan S. Shah * Chetan S. Shah	Director	December 11, 2019

/s/ Charles J. Fisher, Jr. M.D. * Charles J. Fisher, Jr. M.D.	Chairman and Director	December 11, 2019

/s/ Sabrina Martucci Johnson * Sabrina Martucci Johnson	Director	December 11, 2019

/s/ Guy Cipriani * Guy Cipriani	Director	December 11, 2019

* Pursuant to power of attorney

By: /s/ James B. Frakes
James B. Frakes

Attorney-in-Fact

113